SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 9, 1998

                           IRON MOUNTAIN INCORPORATED
                           --------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                      0-27584                      04-3107342
     --------                      -------                      ----------
 (State or other                 (Commission                   (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)




                                 (617) 357-4455
          ------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events

A. InterMation Merger

      On February 24, 1998, Iron Mountain Incorporated (the "Company") entered into an Agreement and Plan of Merger with InterMation, Inc. ("InterMation"), as a result of which InterMation will be merged with and into a subsidiary of the Company (the "InterMation Merger"). The Company will pay aggregate consideration equal to approximately $28 million in connection with the InterMation Merger, which amount consists of the assumption of indebtedness and payments to InterMation's stockholders in the form of cash and Common Stock, $.01 par value per share, of the Company ("Common Stock"). The portion of the aggregate amount to be paid to InterMation's stockholders in the form of Common Stock is expected to have an aggregate market value of approximately $18 million, subject to certain adjustments. The closing of the InterMation Merger is subject to customary conditions and is expected to occur in the first half of 1998, although no assurance can be given that the InterMation Merger will be completed.

     Management believes that InterMation is the leading provider of records management services in the states of Oregon and Washington. InterMation also provides data security services and medical records management services in the greater Seattle, Washington metropolitan area. InterMation acquired three companies in 1997. As of March 1, 1998, InterMation operated four facilities, serving approximately 1,300 customer accounts. After the InterMation Merger, the Company will have a significant presence in the records management business in both Oregon and Washington, and in the medical records management and the data security businesses in the greater Seattle, Washington metropolitan area. InterMation had revenues of $7.2 million for the year ended December
31, 1997. The Company believes that as a result of the InterMation Merger, it will recognize significant synergies with its existing operations in Portland, Oregon and Seattle, Washington.

B. Legal Proceedings

      In March 1997 the Company experienced three fires, all of which authorities have determined were caused by arson. The fires resulted in damage to one and destruction of the Company's other records management facility in South Brunswick Township, New Jersey. The Company has filed several insurance claims related to the fires, including a significant claim under its business interruption insurance policy. The claims process is lengthy and its outcome cannot be predicted with certainty.

     Some of the Company's customers or their insurance carriers have asserted claims as a consequence of the destruction of or damage to their records as a result of the fires, some of which allege negligence or other culpability on the part of the Company. On December 12, 1997, the Company received notice that a lawsuit had been filed by one of its customers seeking up to $1 million in damages. The action has been removed from a state court in New Jersey to the United States District Court in New Jersey. The Company has answered the complaint, denying liability and asserting various affirmative defenses. The Company has since received notices that three additional lawsuits have been filed against it and others, each seeking unspecified damages against the Company and to rescind their written contracts with the Company. On February 26, 1998, the Company answered the complaint relating to the first of these three lawsuits, denying any liability and asserting various affirmative defenses, and has also counterclaimed against those three customers for indemnification and payment of its litigation and related expenses. The Company has also filed a motion to dismiss several of the claims asserted against it. The Company's responses to the two other complaints are currently due to be filed by March 16, 1998 and April 7, 1998. The four lawsuits filed to date represent approximately 77% of the customer cartons destroyed or damaged as a result of the fires. Iron Mountain denies any liability as a result of the destruction of or damage to customer records as a result of the fires, which were beyond its control, and intends to vigorously defend itself against these and any other lawsuits that may arise. The Company is also pursuing coverage of these claims and proceedings with its various insurers.

     The outcome of these claims and proceedings cannot be predicted. Based on its present assessment of the situation, after consultation with legal counsel, management does not believe that the outcome of these claims and proceedings will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

     On June 5, 1997, Arcus Group, Inc. ("Arcus Group") filed a complaint for a refund of federal taxes paid for the year 1995 in the amount of $0.8 million against the United States in the Court of Federal Claims. This claim is based on the utilization of Arcus Group's net operating loss carryforwards for the tax year ended December 31, 1995. On September 3, 1997, the United States filed its answer in the case, denying Arcus Group's use of its net operating losses. The lawsuit is in the discovery stage. If Arcus Group prevails in the litigation, Iron Mountain will be able to use approximately $6.7 million in loss carryforwards per year against income generated by the former Arcus group of companies each year through at least the year 2002. If Arcus Group does not prevail, then Iron Mountain may have to pay taxes for the years 1996 and 1997, in which years Arcus Group did claim the benefit of its loss carryforwards. Management does not believe that the amount of taxes which Iron Mountain would have to pay in such event would have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

     In addition to the matters discussed above, the Company is involved in litigation from time to time in the ordinary course of business, and in the opinion of management, no other material legal proceedings are pending to which the Company, or any of its properties, is subject.

C. Selected Consolidated Financial and Operating Information



           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                      (In thousands, except per share data)

     The following selected consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's audited consolidated financial statements. The selected consolidated financial and operating information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's Consolidated Financial Statements and the Notes thereto included elsewhere in this filing.


                                                                                     Year Ended December 31,
                                                               ----------------------------------------------------------------
                                                                    1993         1994         1995        1996         1997
                                                               ------------- -----------  ----------- ------------ ------------
Consolidated Statements of Operations Data:
Revenues:
 Storage .....................................................   $  48,892    $ 54,098     $ 64,165     $ 85,826    $ 125,968
 Service and Storage Material Sales ..........................      32,781      33,520       40,271       52,892       82,797
                                                                 ---------    --------     --------     --------    ---------
   Total Revenues ............................................      81,673      87,618      104,436      138,718      208,765
Operating Expenses:
 Cost of Sales (Excluding Depreciation) ......................      43,054      45,880       52,277       70,747      106,879
 Selling, General and Administrative .........................      19,971      20,853       26,035       34,342       51,668
 Depreciation and Amortization ...............................       6,789       8,690       12,341       16,936       27,107
                                                                 ---------    --------     --------     --------    ---------
   Total Operating Expenses ..................................      69,814      75,423       90,653      122,025      185,654
                                                                 ---------    --------     --------     --------    ---------
Operating Income .............................................      11,859      12,195       13,783       16,693       23,111
Interest Expense, Net ........................................       8,203       8,954       11,838       14,901       27,712
                                                                 ---------    --------     --------     --------    ---------
Income (Loss) Before Provision (Benefit) for Income Taxes ....       3,656       3,241        1,945        1,792       (4,601)
Provision (Benefit) for Income Taxes .........................       2,088       1,957        1,697        1,435          (80)
                                                                 ---------    --------     --------     --------    ---------
Income (Loss) Before Extraordinary Charge ....................       1,568       1,284          248          357       (4,521)
Extraordinary Charge, Net of Tax Benefit (1) .................          --          --           --        2,126           --
                                                                 ---------    --------     --------     --------    ---------
Net Income (Loss) ............................................       1,568       1,284          248       (1,769)      (4,521)
Accretion of Redeemable Put Warrant ..........................         940       1,412        2,107          280           --
                                                                 ---------    --------     --------     --------    ---------
Net Income (Loss) Applicable to Common Stockholders ..........   $     628    $   (128)    $ (1,859)    $ (2,049)   $  (4,521)
                                                                 =========    ========     ========     ========    =========
Income (Loss) per Common Share:
Basic:
 Income (Loss) Before Extraordinary Charge ...................   $   13.65    $  (0.60)    $ (48.92)    $   0.01    $   (0.39)
 Extraordinary Charge, Net of Tax Benefit (1) ................          --          --           --        (0.23)          --
                                                                 ---------    --------     --------     --------    ---------
 Net Income (Loss) Applicable to Common Stockholders .........   $   13.65    $  (0.60)    $ (48.92)    $  (0.22)   $   (0.39)
                                                                 =========    ========     ========     ========    =========
 Weighted Average Common Shares Outstanding ..................          46         214           38        9,274       11,448
                                                                 =========    ========     ========     ========    =========
Diluted:
 Income (Loss) Before Extraordinary Charge ...................   $    0.08    $  (0.60)    $ (48.92)    $   0.01    $   (0.39)
 Extraordinary Charge, Net of Tax Benefit (1) ................          --          --           --        (0.23)          --
                                                                 ---------    --------     --------     --------    ---------
 Net Income (Loss) Applicable to Common Stockholders .........   $    0.08    $  (0.60)    $ (48.92)    $  (0.22)   $   (0.39)
                                                                 =========    ========     ========     ========    =========
 Weighted Average Common Shares Outstanding ..................       8,067         214           38        9,274       11,448
                                                                 =========    ========     ========     ========    =========
Pro Forma (2):
 Net Income (Loss) Applicable to Common Stockholders .........   $    0.08    $  (0.02)    $  (0.24)    $  (0.20)   $   (0.39)
                                                                 =========    ========     ========     ========    =========
 Weighted Average Common Shares Outstanding ..................       8,067       7,984        7,784       10,137       11,448
                                                                 =========    ========     ========     ========    =========

                                                                             Year Ended December 31,
                                                     ------------------------------------------------------------------------
                                                         1993           1994           1995           1996           1997
                                                     ------------   ------------   ------------   ------------   ------------
Other Data:
EBITDA (3) .......................................     $ 18,648       $ 20,885       $ 26,124       $ 33,629       $ 50,218
EBITDA as a Percentage of Total Revenues .........         22.8%          23.8%          25.0%          24.2%          24.1%
Capital Expenditures: ............................
 Growth (4)(5) ...................................     $ 13,605       $ 15,829       $ 14,395       $ 23,334       $ 37,082
 Maintenance .....................................        1,846          1,151            858          1,112          1,238
                                                       --------       --------       --------       --------       --------
   Total Capital Expenditures (5) ................     $ 15,451       $ 16,980       $ 15,253       $ 24,446       $ 38,320
                                                       ========       ========       ========       ========       ========



                                                                        As of December 31,
                                                  --------------------------------------------------------------
                                                     1993         1994         1995         1996         1997
                                                  ----------   ----------   ----------   ----------   ----------
Consolidated Balance Sheet Data:
Cash and Cash Equivalents .....................    $    591     $  1,303     $  1,585     $  3,453     $ 24,510
Total Assets ..................................     125,288      136,859      186,881      281,799      636,786
Total Debt ....................................      78,460       86,258      121,874      184,733      428,018
Stockholders' Equity ..........................      24,047       22,869       21,011       52,384      137,733

----------------------
(1) The extraordinary charge consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

(2) Represents pro forma earnings per share as if the preferred stock that was converted into Common Stock in connection with the Company's Initial Public Offering (as defined herein) had been converted for all periods presented.

(3) Based on its experience in the records management industry, the Company believes that earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA") is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" for discussions of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

(4) Growth capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and improvements to existing facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Investments."

(5) Includes $2,901 in 1994 related to the cost of constructing a records management facility which was sold in a sale and leaseback transaction in 1994.

D. Management's Discussion and Analysis of Financial Condition and Results of Operations

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Selected Consolidated Financial and Operating Information and the Company's Consolidated Financial Statements and the Notes thereto and the other financial and operating information included elsewhere or incorporated by reference in this filing. This filing contains, in addition to historical information, forward-looking statements that include risks and uncertainties, many of which are beyond the Company's control. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed below. The Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Overview


      The Company is proposing to undertake an offering of 3,000,000 shares of its Common Stock pursuant to its effective shelf registration statement (the "Offering"). Bear, Stearns & Co. Inc., William Blair & Company, L.L.C. and Prudential Securities Incorporated will be the managing underwriters for the Offering. The net proceeds of the Offering will be used to repay indebtedness under the Company's bank facility, dated as of September 30, 1996, among the Company, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent, as amended (the "Credit Agreement"), to fund the cash portion of the purchase price of the InterMation Merger and for general corporate purposes. The Company may apply a portion of the net proceeds from the Offering to redeem up to $57,750,000 aggregate principal amount of the Company's 10 1/8% Senior Subordinated Notes due 2006 (the "1996 Notes"), at a redemption price equal to 109.125% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption. If the Company elects to redeem the maximum permitted aggregate principal amount of the 1996 Notes with the net proceeds of the Offering, then the Company would record, in the quarter in which the redemption occurs, an extraordinary charge of approximately $7 million (before a tax benefit of approximately $3 million) from the early retirement of debt. Such extraordinary charge would consist of a redemption premium of approximately $5 million and the write-off of unamortized deferred financing costs of approximately $2 million.

     The primary financial objective of the Company is to increase its EBITDA, which is a source of funds for investment in continued internal growth and growth through acquisitions and to service indebtedness. The Company has benefited from growth in EBITDA, which has increased from $18.6 million for 1993 to $50.2 million for 1997 (a compound annual growth rate of 28.1%). However, other measures of the Company's financial performance, such as net income and net income applicable to common stockholders, have been negatively affected by this objective.

     In 1995, 1996 and 1997, the Company experienced net losses applicable to common stockholders. Such net losses are attributable in part to significant charges associated with the Company's pursuit of its growth strategy, namely:
(i) increases in depreciation and amortization expenses associated with expansion of the Company's storage capacity; (ii) increases in goodwill amortization associated with acquisitions accounted for under the purchase method; and (iii) increases in interest expense associated with the borrowings used to fund its acquisitions. In addition, net income applicable to common stockholders has been negatively affected in 1995 and 1996 by a charge for accretion of the Warrant (as defined herein) and, in 1996 by an extraordinary charge related to the early retirement of debt. The Warrant was redeemed in February 1996 upon completion of the Company's initial public offering (the "Initial Public Offering"). See Note 5 of Notes to the Company's Consolidated Financial Statements.

     The Company's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis) and have accounted for approximately 60% of total revenues in each of the last five years. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials and are derived primarily from the Company's courier operations (consisting primarily of the pickup and delivery of records upon customer request), additions of new records, temporary removal of records from storage, refiling of removed records, destructions of records, permanent withdrawals from storage and sales of specially designed storage containers and related supplies. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

     EBITDA is an important financial performance measure in the records management industry, both for determining the value of companies within the industry and for defining standards for borrowing from institutional lenders. For 1993, 1994, 1995, 1996 and 1997, EBITDA margins were 22.8%, 23.8%, 25.0%,
24.2% and 24.1%, respectively. The Company acquired 16 businesses in 1996 and 18 in 1997, most of which had lower EBITDA margins than the rest of the Company. The anticipated synergies relating to such acquisitions were generally not realized immediately. Nonetheless, the Company has been able to maintain its recent EBITDA margins through increased overall operating efficiencies and economies of scale and the realization of synergies in connection with earlier acquisitions.

    As a result of the acquisition by the Company of Arcus Group and its principal operating subsidiary, Arcus Technology Services, Inc. ("Arcus"), in January 1998, the Company now provides temporary information technology ("IT") staffing services. The EBITDA margins of the IT staffing business are much lower compared to those in the Company's records management business. Although the Company believes that the Arcus data security business, when fully integrated, will have EBITDA margins consistent with the Company's, consolidated EBITDA margins will be lower as a result of its IT staffing business. However, the capital requirements in the IT staffing business are minimal.

     Cost of sales (excluding depreciation) consists primarily of wages and benefits, facility occupancy costs, vehicle and other equipment costs and supplies. Of these, the most significant are wages and benefits and facility occupancy costs. Over the past several years, the Company has been able to reduce per Carton(1) storage costs by: (i) designing racking systems and operating space to maximize facility storage efficiency; (ii) negotiating favorable facility leases and having facilities built to its custom specifications; and (iii) occupying larger facilities, which, when filled, are less expensive per Carton to operate.

     Selling, general and administrative expenses consist primarily of management, administrative, sales and marketing wages and benefits, as well as travel, communications, professional fees, bad debts, training, office equipment and supplies expenses.

     The Company's depreciation and amortization charges result primarily from the capital-intensive nature of the records management industry and the acquisitions the Company has completed. The principal components of depreciation relate to racking systems and related equipment, new buildings and leasehold improvements, equipment for new facilities and computer system hardware and software. Amortization primarily relates to goodwill and noncompetition agreements arising from acquisitions and customer acquisition costs. The Company has accounted for all of its acquisitions under the purchase method. Since the purchase price for records management companies is usually substantially in excess of the fair value of their net assets, these purchases have given rise to significant goodwill and, accordingly, significant levels of amortization. Although amortization is a non-cash charge, it does decrease reported net income.

     In February 1996, the Company received net proceeds of $33.3 million from its Initial Public Offering. The Company used $6.6 million of such net proceeds for the redemption of a redeemable put warrant to acquire 444,385 shares of Common Stock (the "Warrant"). For financial reporting purposes, the Company recorded substantial charges (based on the estimated redemption value calculated using the effective interest rate method) to net income applicable to common stockholders over the period that the Warrant was outstanding. See
Note 5 of Notes to the Company's Consolidated Financial Statements. The remaining net proceeds were used by the Company to fund acquisitions, to repay indebtedness used to fund acquisitions and for general corporate purposes.

     In March 1997, the Company experienced three fires that resulted in damage to one and destruction of the Company's other records management facility in South Brunswick Township, New Jersey. The affected facilities represented less than three percent of revenues and less than two percent of EBITDA for 1996.
The results for the year ended December 31, 1997 do not include any gain or loss resulting from the fires. The Company has filed several insurance claims related to the fires, including a significant claim under its business interruption insurance policy. Currently, the Company expects to realize a gain from proceeds under its business interruption insurance. The claims process is lengthy and its outcome cannot be predicted with certainty. Based on its present assessment of the situation, management does not believe that the fires will have a material adverse effect on the Company's financial condition or results of operations, although there can be no assurance in this regard. At December 31, 1997, the Company had a receivable of approximately $5.4 million related to various claims filed under its property and casualty insurance policies. See Note 9 of Notes to the Company's Consolidated Financial Statements for a description of certain claims and proceedings against the Company relating to these fires.


-------------
(1) The term "Carton" is defined as a measurement of volume equal to a single standard storage carton, approximately 1.2 cubic feet. The number of cartons stored does not include storage volumes in the Company's vital records services and data security services.

Results of Operations

     The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of operations, expressed as a percentage of total revenues.


                                                                     Year Ended December 31,
                                                            ------------------------------------------
                                                                1995           1996           1997
                                                            ------------   ------------   ------------
Revenues:
 Storage ................................................        61.4%          61.9%          60.3%
 Service and Storage Material Sales .....................        38.6           38.1           39.7
                                                                -----          -----          -----
  Total Revenues ........................................       100.0          100.0          100.0
                                                                -----          -----          -----
Operating Expenses:
 Cost of Sales (Excluding Depreciation) .................        50.1           51.0           51.2
 Selling, General and Administrative ....................        24.9           24.8           24.7
 Depreciation and Amortization ..........................        11.8           12.2           13.0
                                                                -----          -----          -----
  Total Operating Expenses ..............................        86.8           88.0           88.9
                                                                -----          -----          -----
Operating Income ........................................        13.2           12.0           11.1
Interest Expense ........................................        11.3           10.7           13.3
                                                                -----          -----          -----
Income (Loss) before Provision for Income Taxes .........         1.9            1.3          ( 2.2)
Provision for Income Taxes ..............................         1.7            1.0             --
                                                                -----          -----          -----
Income (Loss) Before Extraordinary Charge ...............         0.2            0.3          ( 2.2)
Extraordinary Charge, Net of Tax Benefit ................          --            1.6             --
                                                                -----          -----          -----
Net Income (Loss) .......................................         0.2          ( 1.3)         ( 2.2)
Accretion of Redeemable Put Warrant .....................         2.0            0.2             --
                                                                -----          -----          -----
Net Loss Applicable to Common Stockholders ..............       ( 1.8)%        ( 1.5)%        ( 2.2)%
                                                                =====          =====          =====
EBITDA ..................................................        25.0%          24.2%          24.1%
                                                                =====          =====          =====

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Storage revenues increased $40.2 million, or 46.8%, to $126.0 million for the year ended December 31, 1997 from $85.8 million for the year ended December 31, 1996. Thirty-four acquisitions completed by the Company in 1996 and 1997 accounted for $34.0 million, or 84.7%, of such increase. The balance of such increase resulted from net Carton growth from existing customers and from sales to new customers.

     Service and storage material sales revenues increased $29.9 million, or 56.5%, to $82.8 million for the year ended December 31, 1997 from $52.9 million for the year ended December 31, 1996. Acquisitions completed by the Company in 1996 and 1997 accounted for $25.9 million, or 86.8%, of such increase. The balance of such increase resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts. The greater percentage increase in service and storage material sales revenues, as compared to storage revenues, for the year ended December 31, 1997 was primarily attributable to certain businesses acquired in 1997 that have a higher component of service and storage material sales revenues, compared to storage revenues, than the rest of the Company.

     For the reasons discussed above, total revenues increased $70.1 million, or 50.5%, to $208.8 million for the year ended December 31, 1997 from $138.7 million for the year ended December 31, 1996. An increase of $59.9 million, or
42.3 percentage points, was attributable to acquisitions completed by the Company in 1996 and 1997, and an increase of $10.2 million, or 8.2 percentage points, was attributable to internal growth. The internal growth percentage includes the loss of revenues resulting from the fires in South Brunswick Township, New Jersey in March 1997. Excluding the Company's South Brunswick operations for both years, internal growth for the year was 10.1%.

     Cost of sales (excluding depreciation) increased $36.2 million, or 51.1%, to $106.9 million (51.2% of revenues) for the year ended December 31, 1997 from $70.7 million (51.0% of revenues) for the year ended December 31, 1996. The dollar increase was primarily attributable to the increase in Cartons stored and expenses related to certain facility relocations. The increase as a percentage of revenues was primarily attributable to recent acquisitions, which initially have lower gross margins than the rest of the Company.

     Selling, general and administrative expenses increased $17.4 million, or 50.5%, to $51.7 million (24.7% of revenues) for the year ended December 31, 1997 from $34.3 million (24.8% of revenues) for the year ended December 31, 1996. The dollar increase was primarily attributable to: (i) increased personnel, office and overhead costs needed to support the Company's growth;
(ii) the addition of overhead, primarily salespeople, related to the acquisition of Safesite Records Management Corporation ("Safesite"); and (iii) the integration, training and redeployment of personnel principally related to the Safesite acquisition.

     Depreciation and amortization increased $10.2 million, or 60.1%, to $27.1 million (13.0% of revenues) for the year ended December 31, 1997 from $16.9 million (12.2% of revenues) for the year ended December 31, 1996. The dollar increase was primarily attributable to the additional depreciation and amortization related to the Company's acquisitions and capital expenditures including racking systems, information systems and improvements to existing facilities.

     As a result of the foregoing factors, operating income increased $6.4 million, or 38.4%, to $23.1 million (11.1% of revenues) for the year ended December 31, 1997 from $16.7 million (12.0% of revenues) for the year ended December 31, 1996.

     Interest expense increased $12.8 million, or 86.0%, to $27.7 million for the year ended December 31, 1997 from $14.9 million for the year ended December 31, 1996. The increase was primarily attributable to increased indebtedness related to the financing of acquisitions. Such increase was partially offset by lower effective interest rates for the year ended December 31, 1997 as compared to the same period for 1996.

     As a result of the foregoing factors, income (loss) before provision (credit) for income taxes decreased $6.4 million to a loss of $4.6 million
(2.2% of revenues) for the year ended December 31, 1997 from income of $1.8 million (1.3% of revenues) for the year ended December 31, 1996. Provision (credit) for income taxes was a credit of $0.1 million for the year ended December 31, 1997 compared with a provision of $1.4 million for the year ended December 31, 1996. The Company's effective tax rate is less favorable than statutory rates primarily due to the amortization of the non-deductible portion of goodwill associated with certain acquisitions (the tax laws generally permit deduction of such expenses for asset purchases, but not for acquisitions of stock). During the year ended December 31, 1997, the Company recorded approximately $145 million in nondeductible goodwill, primarily related to the acquisitions of Safesite, Data Securities International, Inc. and HIMSCORP, Inc. (doing business under the name Record Masters) ("Record Masters").

     Net loss increased $2.7 million to a net loss of $4.5 million (2.2% of revenues) for the year ended December 31, 1997 from a net loss of $1.8 million (1.3% of revenues) for the year ended December 31, 1996. Net loss applicable to common stockholders increased $2.5 million to a net loss of $4.5 million (2.2% of revenues) for the year ended December 31, 1997 from a net loss of $2.0 million (1.5% of revenues) after accretion of $0.3 million related to the Warrant for the year ended December 31, 1996. The Warrant was redeemed in full in February 1996, with a portion of the proceeds from the Initial Public Offering. As a result of such redemption, there will be no future charges for such accretion.

     As a result of the foregoing factors, EBITDA increased $16.6 million, or 49.3%, to $50.2 million (24.1% of revenues) for the year ended December 31, 1997 from $33.6 million (24.2% of revenues) for the year ended December 31, 1996.


Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Storage revenues increased $21.6 million, or 33.8%, to $85.8 million for the year ended December 31, 1996 from $64.2 million for the year ended December 31, 1995. Twenty acquisitions completed by the Company in 1995 and 1996 accounted for $15.0 million or 69.1% of such increase. The balance of such increase resulted from net Carton growth from existing customers and from sales to new customers.

     Service and storage material sales revenues increased $12.6 million, or 31.3%, to $52.9 million for the year ended December 31, 1996 from $40.3 million for the year ended December 31, 1995. Acquisitions accounted for $9.2 million or 72.7% of the increase. The balance of such increase resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts.

     For the reasons discussed above, total revenues increased $34.3 million, or 32.8%, to $138.7 million for the year ended December 31, 1996 from $104.4 million for the year ended December 31, 1995. Of this increase, $24.1 million, or 70.4%, was attributable to acquisitions completed by the Company in 1995 and 1996. The monthly average Cartons stored increased approximately 33% to approximately 27.1 million Cartons for 1996 from approximately 20.4 million Cartons for 1995.

     Cost of sales (excluding depreciation) increased $18.4 million, or 35.3%, to $70.7 million (51.0% of revenues) for the year ended December 31, 1996, from $52.3 million (50.1% of revenues) for the year ended December 31, 1995. The dollar increase was primarily attributable to the increase in Cartons stored, increased expenses related to the severe winter weather on the Atlantic coast during the first quarter of 1996 and expenses related to certain facility relocations. The increase as a percentage of revenue was primarily attributable to recent acquisitions, which initially had lower gross margins than the Company.

     Selling, general and administrative expenses increased $8.3 million, or 31.9%, to $34.3 million (24.8% of revenues) for the year ended December 31, 1996 from $26.0 million (24.9% of revenues) for the year ended December 31, 1995. The dollar increase was primarily attributable to the costs associated with accelerated acquisition activity, including certain redundant transitional expenses as new acquisitions were integrated into the Company, with the addition of personnel needed to support the Company's growth and with becoming a public company. Additionally, the selling, general and administrative expenses of acquired companies tend to be higher than the Company's, and cost reductions and other possible synergies are not realized immediately.

     Depreciation and amortization expense increased $4.6 million, or 37.2%, to $16.9 million (12.2% of revenues) for the year ended December 31, 1996 from $12.3 million (11.8% of revenues) for the year ended December 31, 1995. The dollar increase was primarily attributable to the additional depreciation and amortization expense related to the aforementioned acquisitions, capital expenditures, including racking systems, information systems and improvements to existing facilities, and additions to customer acquisition costs.

     As a result of the foregoing factors, operating income increased $2.9 million, or 21.1%, to $16.7 million (12.0% of revenues) for the year ended December 31, 1996 from $13.8 million (13.2% of revenues) for the year ended December 31, 1995.

     Interest expense increased $3.1 million, or 25.9%, to $14.9 million for the year ended December 31, 1996 from $11.8 million for the year ended December 31, 1995. The increase was primarily attributable to increased indebtedness to finance acquisitions and capital expenditures. This increase was partially offset by a decrease in the Company's effective borrowing rates.

     As a result of the foregoing factors, income before provision for income taxes decreased $0.1 million, or 7.9%, to $1.8 million (1.3% of revenues) for the year ended December 31, 1996 from $1.9 million (1.9% of revenues) for the year ended December 31, 1995. Provision for income taxes decreased to $1.4 million (1.0% of revenues) for the year ended December 31, 1996 from $1.7 million (1.7% of revenues) for the year ended December 31, 1995. The Company's effective tax rate is higher than statutory rates primarily due to the amortization of the nondeductible portion of goodwill associated with acquisitions made prior to the change in tax laws which now generally permit deduction of such expenses for asset purchases.

     In October 1996, the Company recorded an extraordinary charge of $3.5 million, not including the related tax benefit of $1.4 million, related to the early retirement of certain indebtedness. The charge consists of a prepayment penalty, the write-off of deferred financing costs, an original issue discount and loss on termination of interest rate protection agreements.

     Net income (loss) decreased $2.0 million to a loss of $1.8 million (1.3% of revenues) for the year ended December 31, 1996 from income of $0.2 million (0.2% of revenues) for the year ended December 31, 1995. Net loss applicable to common stockholders was $2.0 million (1.5% of revenues), after accretion of $0.3 million related to the Warrant, for the year ended December 31, 1996 compared to $1.9 million (1.8% of revenues), after accretion of $2.1 million related to the Warrant, for the year ended December 31, 1995. The Warrant was redeemed in full in February 1996, with a portion of the proceeds from the Initial Public Offering. As a result of such redemption, there will be no future charges for such accretion.

     As a result of the foregoing factors, EBITDA increased $7.5 million, or 28.7%, to $33.6 million (24.2% of revenues) for the year ended December 31, 1996 from $26.1 million (25.0% of revenues) for the year ended December 31, 1995.

     The Company acquired 16 records management businesses in 1996 compared to four records management businesses in 1995. Primarily as a result of the Company's acquisition activity, EBITDA margins were lower for the year ended December 31, 1996 compared to the prior year. The decrease was primarily attributable to the fact that the acquired businesses are initially less operationally efficient than the Company and the anticipated margin increases are generally not realized immediately.


Recent Quarterly Financial Data

     The following table sets forth, for the quarterly periods indicated, information derived from the Company's consolidated statements of operations. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management's opinion, includes all adjustments (consisting of normal recurring accruals) necessary to present fairly the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for the year or for any future period.


                                                                          Three Months Ended
                                        ---------------------------------------------------------------------------------------
                                                            1996                                        1997
                                        --------------------------------------------- -----------------------------------------
                                         Mar. 31      June 30     Sept. 30   Dec. 31   Mar. 31   June 30   Sept. 30    Dec. 31
                                        --------- -------------- ---------- --------- --------- --------- ---------- ----------
                                                                            (In thousands)
Revenues:
Storage ...............................  $19,154    $ 20,209      $22,056    $24,407   $25,823   $27,987   $32,390    $39,768
Service and Storage Material
 Sales ................................   11,874      12,713       13,963     14,342    16,331    18,598    22,265     25,603
                                         -------    --------      -------    -------   -------   -------   -------    -------
Total Revenues ........................   31,028      32,922       36,019     38,749    42,154    46,585    54,655     65,371
Operating Expenses:
Cost of Sales (Excluding
 Depreciation) ........................   15,668      16,715       18,708     19,656    21,764    24,108    27,870     33,137
Selling, General and
 Administrative .......................    7,807       8,260(1)     8,695      9,580    10,207    11,296    14,180     15,985
Depreciation and Amortization .........    3,608       3,922        4,366      5,040     5,722     6,243     6,530      8,612
                                         -------    ----------    -------    -------   -------   -------   -------    -------
Total Operating Expenses ..............   27,083      28,897       31,769     34,276    37,693    41,647    48,580     57,734
                                         -------    ----------    -------    -------   -------   -------   -------    -------
Operating Income ......................  $ 3,945    $  4,025      $ 4,250    $ 4,473   $ 4,461   $ 4,938   $ 6,075    $ 7,637
                                         =======    ==========    =======    =======   =======   =======   =======    =======
EBITDA ................................  $ 7,553    $  7,947(1)   $ 8,616    $ 9,513   $10,183   $11,181   $12,605    $16,249
                                         =======    ==========    =======    =======   =======   =======   =======    =======

----------------------
(1) Includes a charge of $321 relating to the relocation of the Company's corporate accounting function.


Liquidity and Capital Resources


Recent Financings and Sources of Funds

     In March 1997, the Company entered into an amendment and restatement of its prior credit agreement, which increased the size of the revolving credit facility to $150.0 million and in October 1997, the Company entered into the Credit Agreement, which increased such facility to $250.0 million. The Credit Agreement as currently in effect matures on September 30, 2002.

     In October 1997, the Company completed the sale of $250.0 million of 8 3/4% Senior Subordinated Notes due 2009 (the "1997 Notes"), the net proceeds of which were used to repay outstanding bank debt under the Credit Agreement, to fund the cash portion of the purchase price (including assumed debt) of the acquisition of Record Masters, to fund a portion of the purchase price of the acquisition of Arcus Group and for general corporate purposes.

     In 1997, the Company issued 3,234,227 shares of its Common Stock in connection with certain acquisitions with an aggregate fair value of $85.9 million. On January 6, 1998, the Company issued 1,438,012 shares of Common
Stock with a fair value of $39.4 million in connection with the acquisition of Arcus Group (the "Arcus Merger"). Because under the terms of the relevant acquisition agreements a portion of such shares were subject to resale restrictions, the Company obtained appraisals to determine the fair value of such shares. The value of the stock in each transaction had originally been determined based on the market price for the Company's Common Stock on the closing date of each acquisition. Because the appraised value of the restricted shares was less than the originally determined value, the Company recorded corresponding decreases in equity, goodwill and goodwill amortization in the fourth quarter of 1997. In addition, the Company issued options to acquire approximately 146,000 and 590,000 shares of Common Stock with a value of $3.1 million and $15.7 million in connection with certain acquisitions completed in 1997 and the Arcus Merger completed in January 1998, respectively.

     Net cash provided by financing activities was: (i) $34.1 million for the year ended December 31, 1995, substantially all of which was provided under the Company's prior credit arrangements; (ii) $80.6 million for the year ended December 31, 1996, consisting primarily of the net proceeds of $160.1 million from the sale of the 1996 Notes and $33.3 million from the Initial Public Offering, offset by $102.2 million of repayment of indebtedness and $6.6 million used to retire the Warrant; and (iii) $231.2 million for the year ended December 31, 1997, consisting primarily of the net proceeds of $242.6 million from the sale of the 1997 Notes, offset by $10.3 million of repayment of indebtedness. As of December 31, 1997, there were no outstanding borrowings under the Credit Agreement.

     The annual maturities of the Company's indebtedness for the years ending December 31, 1998, 1999, 2000, 2001 and 2002 are $0.5 million, $0.4 million,
$7.8 million, $0.3 million and $0.3 million, respectively. As of March 1, 1998, the Company had outstanding borrowings of approximately $87.8 million under the Credit Agreement, which were used to fund, among other things, a portion of the purchase price (including debt assumed) of the Arcus Merger, the purchase price of four additional records management businesses and general corporate purposes.

     Under the Credit Agreement, the Company is required to use interest rate protection and hedging instruments to reduce its exposure to increases in interest rates. As of March 1, 1998, the Company had $516.2 million of total debt, of which $428.4 million had fixed interest rates and $87.8 million had variable interest rates. Consistent with the Credit Agreement, the Company has in place interest rate cap agreements covering a notional amount of $20.0 million. See Note 3 of Notes to the Company's Consolidated Financial Statements.

     Net cash provided by operations was $22.4 million for the year ended December 31, 1997 compared to $15.9 million for the same period in 1996. The increase was primarily attributable to the increase in EBITDA, the net increase in accounts payable and accrued expenses and other changes in asset and liability accounts being partially offset by the increase in interest payments and a $2.3 million net increase in expenditures related to the South Brunswick fires which have been recorded as part of the insurance receivable.

     At December 31, 1997, the Company had estimated net operating loss carryforwards of approximately $20.5 million for federal income tax purposes. As a result of such loss carryforwards, cash paid for income taxes has historically been substantially lower than the provision for income taxes. The Company is currently evaluating its ability to utilize Arcus Group's net operating loss carryforwards for federal income tax purposes. Until such time when the Company's ability to utilize such loss carryforwards becomes probable, the Company will provide a full valuation allowance for the deferred tax asset generated by such loss carryforwards.


Capital Investments

     As the Company has sought to increase its EBITDA, it has made significant capital investments, consisting primarily of acquisitions, growth-related capital expenditures and customer acquisition costs. These investments have been primarily funded through a portion of the net proceeds of the Initial Public Offering, the sale of the 1996 Notes and the 1997 Notes, cash flows from operations and borrowings under the Company's credit agreements.

     As a result of the Company implementing its acquisition strategy, cash paid for acquisitions was $33.0 million, $68.5 million and $192.2 million for 1995, 1996 and 1997, respectively. In addition, in connection with certain 1997 acquisitions, the Company issued Common Stock and options to purchase Common Stock with an aggregate fair value of $88.9 million. In January and February 1998, the Company acquired five additional records management businesses, including Arcus, for total consideration of approximately $167 million, including approximately $55 million in Common Stock and options to acquire Common Stock and the balance in cash and assumed indebtedness.

     In February 1998, the Company entered into a definitive agreement to acquire all of the outstanding capital stock of InterMation, a records management company based in Seattle, Washington with additional operations in Portland, Oregon, for total consideration of approximately $28 million. The consideration will consist of approximately $18 million in Common Stock (subject to certain adjustments) and the balance in cash and assumed indebtedness.

     For 1995, 1996 and 1997, the Company's growth-related capital expenditures were $14.4 million, $23.3 million and $37.1 million, respectively. Growth-related capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and improvements to existing facilities. For 1995, 1996 and 1997, the Company's maintenance capital expenditures were $0.9 million, $1.1 million and $1.2 million, respectively.

     The Company currently estimates that its capital expenditures (other than capital expenditures related to future acquisitions, which cannot be presently estimated) for 1998 will be approximately $45 million. The Company expects to fund these expenditures with cash flows from operations and borrowings under the Credit Agreement.

     In addition, the Company incurs costs (net of revenues received for the initial transfer of records) related to the acquisition of large volume accounts. For 1995, 1996 and 1997, the Company's additions to customer acquisition costs were $1.4 million, $1.6 million and $1.6 million, respectively.

     The Company is addressing the Year 2000 problem, which concerns the inability of systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Due to the long-term nature of records stored at the Company's facilities and the need to schedule destructions of records years in the future, the Company's Safekeeper(TM) systems are already Year 2000 compliant. The Company currently utilizes certain other software (including its accounting software) that is not Year 2000 compliant. The Company, in the ordinary course of business, has for several years had several information system improvement initiatives underway. These initiatives include conversion of acquired businesses to Safekeeper and the installation of new accounting software. Management believes that such initiatives will adequately address the Year 2000 problem, although there can be no assurance in this regard. The 1998 capital expenditures related to these information systems initiatives are included in the Company's estimate for capital expenditures in 1998. Costs related to new information systems will be capitalized and amortized over their useful lives. Management does not believe that the other costs associated with addressing the Year 2000 problem will be material. The Company will continue to address the Year 2000 issue in connection with its future acquisitions. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. Failure of such third parties or the Company to adequately address their respective Year 2000 issues could have a material adverse effect on the Company's financial condition or results of operations.


Acquisitions

     The Company's liquidity and capital resources have been significantly impacted by acquisitions and, given the Company's acquisition strategy, may be significantly impacted for the foreseeable future. The Company has historically financed the cash portion of its acquisitions with borrowings under its credit agreements in conjunction with cash flows provided by operations and a portion of the net proceeds of the Initial Public Offering and the sale of the 1996 Notes and the 1997 Notes. The Company's future interest expense may increase significantly as a result of the additional indebtedness the Company may incur to finance possible future acquisitions. To the extent that future acquisitions are financed by additional borrowings under the Credit Agreement or other credit facilities, the resulting increase in debt and interest expense could have a negative effect on such measures of liquidity as debt to equity, EBITDA to debt and EBITDA to interest expense.

     On January 20, 1998, the Company filed a Registration Statement on Form S-4 (the "Acquisition Shelf "), which registered up to 1,000,000 shares of the Company's Common Stock to be offered directly by the Company in connection with acquisitions. The Acquisition Shelf will provide the Company with additional flexibility to issue registered shares in connection with business acquisitions. The shares of Common Stock to be issued in the InterMation Merger are registered under the Acquisition Shelf.

     In connection with its acquisition program, the Company undertakes certain restructurings of the acquired businesses. Formalized restructuring plans for acquisitions are completed within one year of the date of acquisition. The restructuring activities include reductions in staffing levels, elimination of duplicate facilities and other costs associated with exiting certain activities of the acquired businesses. In connection with these restructuring activities, the Company established reserves of $1.9 million and $6.3 million in 1996 and 1997, respectively. During 1996 and 1997, the Company expended $0.6 million and $2.2 million, respectively, for restructuring costs. These expenditures consisted primarily of severance costs, move costs and costs relating to exited facilities. At December 31, 1997, the Company had a total of $5.4 million accrued for restructuring costs for all of its then completed acquisitions. The Company expects to record reserves of approximately $3 million in connection with the acquisitions completed in January and February 1998; however, the Company will re-evaluate its restructuring plans regarding these acquisitions during the year following their consummation.


Future Capital Needs

     The Company's ability to generate sufficient cash to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future debt financings and the net proceeds of the Offering will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to the Company.

     At the 1997 Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 13,000,000 to 20,000,000 shares. On January 5, 1998, at a Special Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 100,000,000 shares.


Seasonality

     Historically, the Company's business has not been subject to seasonality in any material respect.


Inflation

     Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although the Company to date has been able to offset inflationary cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future inflationary cost increases through similar efficiencies or increased storage or service charges.

Item 7.  Financial Statements and Exhibits

(a) Financial Statements (see index on page F-1)

(b) Pro Forma Financial Information and other data (see index on page F-1)

                          INDEX TO FINANCIAL STATEMENTS

a) (i) Consolidated Financial Statements and Supplementary Data
       of Iron Mountain Incorporated ................................................     F-2

  (ii) Consolidated Financial Statements of Arcus Technology Services, Inc. ..........   F-23

b) Pro Forma Condensed Consolidated Financial Information ............................   F-39



                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Iron Mountain Incorporated:

     We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated (a Delaware corporation) and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iron Mountain Incorporated and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                                  ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 20, 1998

                           IRON MOUNTAIN INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)



                                                                    December 31,
                                                             ---------------------------
                                                                 1996           1997
                                                             ------------   ------------
                                                ASSETS
Current Assets:
 Cash and cash equivalents ...............................    $   3,453      $  24,510
 Accounts receivable (less allowances of $1,061 and
   $1,929 as of 1996 and 1997, respectively) .............       24,136         40,545
 Receivable from insurance company .......................           --          5,410
 Deferred income taxes ...................................        3,378          5,896
 Prepaid expenses and other ..............................        3,821          5,566
                                                              ---------      ---------
    Total Current Assets .................................       34,788         81,927
Property, Plant and Equipment:
 Property, plant and equipment ...........................      163,495        245,174
 Less--Accumulated depreciation ..........................      (45,146)       (61,276)
                                                              ---------      ---------
    Net Property, Plant and Equipment ....................      118,349        183,898
Other Assets:
 Goodwill, net ...........................................      109,363        340,852
 Customer acquisition costs, net .........................        6,334          7,319
 Deferred financing costs, net ...........................        7,358         14,429
 Other ...................................................        5,607          8,361
                                                              ---------      ---------
    Total Other Assets ...................................      128,662        370,961
                                                              ---------      ---------
    Total Assets .........................................    $ 281,799      $ 636,786
                                                              =========      =========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt .......................    $     396      $     520
 Note payable ............................................           --          3,000
 Accounts payable ........................................        3,750         11,022
 Accrued expenses ........................................       17,275         28,131
 Deferred income .........................................        4,995         11,931
 Other current liabilities ...............................          414          1,149
                                                              ---------      ---------
    Total Current Liabilities ............................       26,830         55,753
Long-term Debt, net of current portion ...................      184,337        424,498
Other Long-Term Liabilities ..............................        6,576          5,336
Deferred Rent ............................................        7,651          8,202
Deferred Income Taxes ....................................        4,021          5,264
Commitments and Contingencies (see Note 9)
Stockholders' Equity:
 Preferred stock .........................................           --             --
 Common stock ............................................          101            135
 Additional paid-in capital ..............................       62,135        151,971
 Accumulated deficit .....................................       (9,852)       (14,373)
                                                              ---------      ---------
    Total Stockholders' Equity ...........................       52,384        137,733
                                                              ---------      ---------
    Total Liabilities and Stockholders' Equity ...........    $ 281,799      $ 636,786
                                                              =========      =========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands except per share data)



                                                                    Year Ended December 31,
                                                           -----------------------------------------
                                                               1995           1996           1997
                                                           ------------   ------------   -----------
Revenues:
 Storage ...............................................     $ 64,165       $ 85,826      $125,968
 Service and storage material sales ....................       40,271         52,892        82,797
                                                             --------       --------      --------
    Total Revenues .....................................      104,436        138,718       208,765
Operating Expenses:
 Cost of sales (excluding depreciation) ................       52,277         70,747       106,879
 Selling, general and administrative ...................       26,035         34,342        51,668
 Depreciation and amortization .........................       12,341         16,936        27,107
                                                             --------       --------      --------
    Total Operating Expenses ...........................       90,653        122,025       185,654
                                                             --------       --------      --------
Operating Income .......................................       13,783         16,693        23,111
Interest Expense .......................................       11,838         14,901        27,712
                                                             --------       --------      --------
    Income (Loss) Before Provision (Benefit) for
      Income Taxes .....................................        1,945          1,792        (4,601)
Provision (Benefit) for Income Taxes ...................        1,697          1,435           (80)
                                                             --------       --------      --------
    Income (Loss) Before Extraordinary Charge ..........          248            357        (4,521)
Extraordinary Charge from Early Retirement of Debt
 (Net of Tax Benefit of $1,413) ........................           --          2,126            --
                                                             --------       --------      --------
    Net Income (Loss) ..................................          248         (1,769)       (4,521)
Accretion of Redeemable Put Warrant ....................        2,107            280            --
                                                             --------       --------      --------
    Net Loss Applicable to Common Stockholders .........     $ (1,859)      $ (2,049)     $ (4,521)
                                                             ========       ========      ========
Income (Loss) per Common Share--Basic and Diluted
 (See Notes 5 and 6):
 Income (loss) before extraordinary charge .............     $ (48.92)      $   0.01      $  (0.39)
 Extraordinary charge (net of tax benefit) .............           --          (0.23)           --
                                                             --------       --------      --------
 Net Loss Applicable to Common Stockholders ............     $ (48.92)      $  (0.22)     $  (0.39)
                                                             ========       ========      ========
Weighted Average Common Shares Outstanding .............           38          9,274        11,448
                                                             ========       ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (Dollars in thousands)



                                                                          Preferred Stock
                                      ---------------------------------------------------------------------------------------
                                            Series A1            Series A2             Series A3              Series C
                                      --------------------- -------------------- --------------------- ----------------------
                                         Shares     Amount     Shares    Amount     Shares     Amount      Shares     Amount
                                      ------------ -------- ----------- -------- ------------ -------- ------------- --------
Balance, December 31, 1994 ..........     50,000     $ 1      100,000     $ 1            --     $--        351,395     $ 3
Conversion of Series A1
 preferred stock to Series A3
 preferred stock ....................    (43,500)     (1)          --      --        43,500       1             --      --
Repurchase of preferred stock .......         --      --       (2,000)     --            --      --             --      --
Exercise of stock options ...........         --      --           --      --            --      --             --      --
Net income ..........................         --      --           --      --            --      --             --      --
Warrant accretion ...................         --      --           --      --            --      --             --      --
                                         -------     -----    -------     ----       ------     ----       -------     ----
Balance, December 31, 1995 ..........      6,500      --       98,000       1        43,500       1        351,395       3
Conversion of preferred stock
 to common stock--voting ............     (6,500)     --      (72,679)     (1)      (43,500)     (1)      (351,395)     (3)
Conversion of preferred stock
 to common stock--nonvoting                   --      --      (25,321)     --            --      --             --      --
Issuance of shares in initial
 public offering ....................         --      --           --      --            --      --             --      --
Exercise of stock options ...........         --      --           --      --            --      --             --      --
Issuance of shares for services .....         --      --           --      --            --      --             --      --
Conversion of common stock--
 nonvoting to common
 stock--voting ......................         --      --           --      --            --      --             --      --
Net loss ............................         --      --           --      --            --      --             --      --
Warrant accretion ...................         --      --           --      --            --      --             --      --
                                         -------     -----    -------     -----     -------     -----     --------     ----
Balance, December 31, 1996 ..........         --      --           --      --            --      --             --      --
Exercise of stock options ...........         --      --           --      --            --      --             --      --
Issuance of shares for services .....         --      --           --      --            --      --             --      --
Shares and options issued in
 connection with acquisitions,
 net of issuance costs ..............         --      --           --      --            --      --             --      --
Conversion of common stock--
 nonvoting to common
 stock--voting ......................         --      --           --      --            --      --             --      --
Net loss ............................         --      --           --      --            --      --             --      --
                                         -------     -----    -------     -----     -------     -----     --------     ----
Balance, December 31, 1997 ..........         --     $--           --     $--            --     $--             --     $--
                                         =======     =====    =======     =====     =======     =====     ========     ====



                                                                Common Stock
                                      -----------------------------------------------------------------
                                          Class A Voting            Voting              Nonvoting         Additional
                                      --------------------- --------------------- ---------------------     Paid-in
                                         Shares     Amount     Shares     Amount     Shares     Amount      Capital
                                      ------------ -------- ------------ -------- ------------ -------- --------------
Balance, December 31, 1994 ..........     28,912      $--           --     $ --           --     $--       $28,808
Conversion of Series A1
 preferred stock to Series A3
 preferred stock ....................         --       --           --       --           --      --            --
Repurchase of preferred stock .......         --       --           --       --           --      --          (199)
Exercise of stock options ...........     15,976       --           --       --           --      --           200
Net income ..........................         --       --           --       --           --      --            --
Warrant accretion ...................         --       --           --       --           --      --            --
                                          ------      ---           --     ----           --     ----      -------
Balance, December 31, 1995 ..........     44,888       --           --       --           --      --        28,809
Conversion of preferred stock
 to common stock--voting ............    (44,888)      --    7,277,141       73           --      --           (68)
Conversion of preferred stock
 to common stock--nonvoting                   --       --           --       --      500,000       5            (5)
Issuance of shares in initial
 public offering ....................         --       --    2,350,000       23           --      --        33,262
Exercise of stock options ...........         --       --        6,896       --           --      --           118
Issuance of shares for services .....         --       --          915       --           --      --            19
Conversion of common stock--
 nonvoting to common
 stock--voting ......................         --       --       22,705       --      (22,705)     --            --
Net loss ............................         --       --           --       --           --      --            --
Warrant accretion ...................         --       --           --       --           --      --            --
                                         -------      ---    ---------     ----      -------     ----      ---------
Balance, December 31, 1996 ..........         --       --    9,657,657       96      477,295       5        62,135
Exercise of stock options ...........         --       --       82,438        1           --      --         1,532
Issuance of shares for services .....         --       --        1,834       --           --      --            52
Shares and options issued in
 connection with acquisitions,
 net of issuance costs ..............         --       --    3,234,227       33           --      --        88,252
Conversion of common stock--
 nonvoting to common
 stock--voting ......................         --       --      477,295        5     (477,295)     (5)           --
Net loss ............................         --       --           --       --           --      --            --
                                         -------      ---    ---------     ----     --------     -----     ---------
Balance, December 31, 1997 ..........         --      $--   13,453,451     $135           --     $--       $151,971
                                         =======      ===   ==========     ====     ========     =====     =========



                                                         Total
                                       Accumulated   Stockholders'
                                         Deficit        Equity
                                      ------------- --------------
Balance, December 31, 1994 ..........   $  (5,944)     $ 22,869
Conversion of Series A1
 preferred stock to Series A3
 preferred stock ....................          --            --
Repurchase of preferred stock .......          --          (199)
Exercise of stock options ...........          --           200
Net income ..........................         248           248
Warrant accretion ...................      (2,107)       (2,107)
                                        ---------      --------
Balance, December 31, 1995 ..........      (7,803)       21,011
Conversion of preferred stock
 to common stock--voting ............          --            --
Conversion of preferred stock
 to common stock--nonvoting                    --            --
Issuance of shares in initial
 public offering ....................          --        33,285
Exercise of stock options ...........          --           118
Issuance of shares for services .....          --            19
Conversion of common stock--
 nonvoting to common
 stock--voting ......................          --            --
Net loss ............................      (1,769)       (1,769)
Warrant accretion ...................        (280)         (280)
                                        ---------      --------
Balance, December 31, 1996 ..........      (9,852)       52,384
Exercise of stock options ...........          --         1,533
Issuance of shares for services .....          --            52
Shares and options issued in
 connection with acquisitions,
 net of issuance costs ..............          --        88,285
Conversion of common stock--
 nonvoting to common
 stock--voting ......................          --            --
Net loss ............................      (4,521)       (4,521)
                                        ---------      --------
Balance, December 31, 1997 ..........   $ (14,373)     $137,733
                                        =========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

       IRON MOUNTAIN INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Amounts in thousands except per share data)



                                                                          Year Ended December 31,
                                                                 -----------------------------------------
                                                                     1995          1996           1997
                                                                 -----------   ------------   ------------
Cash Flows from Operating Activities:
 Net income (loss) ...........................................    $     248     $   (1,769)    $   (4,521)
 Adjustments to reconcile net income (loss) to cash
    flows provided by operating activities:
  Depreciation and amortization ..............................       12,341         16,936         27,107
  Amortization of financing costs ............................        1,135            857          1,095
  Provision for doubtful accounts ............................          630            639            874
  Extraordinary loss on early retirement of debt .............           --          3,539             --
  Loss on sale of fixed assets ...............................          400             --             --
  Income tax benefit from exercise of stock options ..........           --             --            747
  Expenditures covered by insurance ..........................           --             --         (6,324)
  Proceeds from insurance company ............................           --             --          4,000
  Other, net .................................................           --             --             52
Changes in Assets and Liabilities (exclusive of acquisitions):
  Accounts receivable ........................................       (3,171)        (4,395)        (4,433)
  Inventory, prepaid expenses and other assets ...............         (739)          (878)          (625)
  Deferred income taxes ......................................        1,179           (973)           443
  Accounts payable ...........................................          265         (1,278)         4,653
  Accrued expenses ...........................................        4,252          3,642         (1,115)
  Other long-term liabilities ................................         (527)          (193)        (1,240)
  Deferred rent ..............................................         (110)          (332)           551
  Deferred income ............................................         (301)           161            671
  Other liabilities ..........................................          125            (56)           485
                                                                  ---------     ----------     ----------
   Cash Flows Provided by Operating Activities ...............       15,727         15,900         22,420
                                                                  ---------     ----------     ----------
Cash Flows from Investing Activities:
 Capital expenditures ........................................      (15,253)       (24,446)       (38,320)
 Additions to customer acquisition costs .....................       (1,379)        (1,642)        (1,635)
 Cash paid for acquisitions ..................................      (33,048)       (68,496)      (192,230)
 Proceeds from sale of assets ................................           73             --             --
 Other, net ..................................................           71            (25)          (333)
                                                                  ---------     ----------     ----------
   Cash Flows Used in Investing Activities ...................      (49,536)       (94,609)      (232,518)
                                                                  ---------     ----------     ----------
Cash Flows from Financing Activities:
 Repayment of debt ...........................................         (812)      (171,730)      (178,181)
 Net proceeds from borrowings ................................       36,350         69,570        167,850
 Net proceeds from sale of senior subordinated notes .........           --        160,050        242,640
 Net proceeds from initial public offering ...................           --         33,285             --
 Retirement of redeemable put warrant ........................           --         (6,612)            --
 Prepayment penalties on early retirement of debt ............           --         (1,785)            --
 Exercise of stock options ...................................          200             66            786
 Repurchase of stock .........................................         (199)            --             --
 Financing costs .............................................       (1,448)        (2,267)        (1,291)
 Stock issuance costs ........................................           --             --           (649)
                                                                  ---------     ----------     ----------
   Cash Flows Provided by Financing Activities ...............       34,091         80,577        231,155
                                                                  ---------     ----------     ----------
Increase in Cash and Cash Equivalents ........................          282          1,868         21,057
Cash and Cash Equivalents, Beginning of Year .................        1,303          1,585          3,453
                                                                  ---------     ----------     ----------
Cash and Cash Equivalents, End of Year .......................    $   1,585     $    3,453     $   24,510
                                                                  =========     ==========     ==========
Supplemental Information:
Cash Paid for Interest .......................................    $   9,111     $   11,590     $   22,440
                                                                  =========     ==========     ==========
Cash Paid for Income Taxes ...................................    $   1,177     $      197     $    1,306
                                                                  =========     ==========     ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          IRON MOUNTAIN INCORPORATED


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
                    (Amounts in thousands except share data)

1. Nature of Business

     The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated and its subsidiaries (collectively "Iron Mountain" or the "Company"). Iron Mountain is a full-service records management company providing storage and related services for all media in various locations throughout the United States to Fortune 500 companies and numerous legal, banking, health care, accounting, insurance, entertainment and government organizations.


2. Summary of Significant Accounting Policies

     a. Principles of Consolidation

     The accompanying financial statements reflect the financial position and results of operations of Iron Mountain on a consolidated basis. All significant intercompany account balances have been eliminated.

     b. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c. Cash and Cash Equivalents

     The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair market value.

     d. Property, Plant and Equipment

     Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives:


      Buildings ..............................   40 to 50 years
      Leasehold improvements .................   8 to 10 years or the life of the
                                                   lease, whichever is shorter
      Racking ................................   10 to 20 years
      Warehouse equipment/vehicles ...........   5 to 10 years
      Furniture and fixtures .................   3 to 5 years
      Computer hardware and software .........   3 years

     Property, plant and equipment consist of the following:

                                                      December 31,
                                                 -----------------------
                                                    1996         1997
                                                 ----------   ----------
      Land and buildings .....................    $ 38,552     $ 67,870
      Leasehold improvements .................      14,918       19,583
      Racking ................................      72,854       94,960
      Warehouse equipment/vehicles ...........       7,730       12,290
      Furniture and fixtures .................       3,839        4,875
      Computer hardware and software .........      19,786       29,913
      Construction in progress ...............       5,816       15,683
                                                  --------     --------
                                                  $163,495     $245,174
                                                  ========     ========

                          IRON MOUNTAIN INCORPORATED

2. Summary of Significant Accounting Policies (continued)

     The Company develops various software applications for internal use. Payroll and related costs for employees who are directly associated with and who devote time to the development and conversion of internal-use computer software projects (to the extent of the time spent directly on the project) are capitalized and amortized over the useful life of the software. Capitalization begins when the design stage of the application has been completed, it is probable that the project will be completed and the application will be used to perform the function intended. Amortization begins when the software is placed in service.

     Minor maintenance costs are expensed as incurred. Major improvements to the leased buildings are capitalized as leasehold improvements and depreciated as described above.

     e. Goodwill

     Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, currently estimated at 25 to 30 years. The Company assesses the recoverability of goodwill, as well as other long-lived assets based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accumulated amortization of goodwill was $18,858 and $26,931 as of December 31, 1996 and 1997, respectively. In 1995, the Company recorded a $900 impairment of goodwill related to one of its subsidiaries.

     f. Customer Acquisition Costs

     Costs, net of revenues received for the initial transfer of the records, related to the acquisition of large volume accounts are capitalized and amortized for an appropriate period not exceeding 12 years, unless the customer terminates its relationship with the Company, at which time the unamortized cost is charged to expense. However, in the event of such termination, the Company collects and records as income permanent removal fees that generally equal or exceed the amount of unamortized customer acquisition costs. As of December 31, 1996 and 1997, those costs were $8,134 and $9,769, respectively, and accumulated amortization of those costs were $1,800 and $2,450, respectively.

     g. Deferred Financing Costs


     Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is retired early, unamortized deferred financing costs are written off as an extraordinary charge in the period the debt is retired. As of December 31, 1996 and 1997, deferred financing costs were $7,998 and $16,163, respectively, and accumulated amortization of those costs were $640 and $1,734, respectively.


     h. Accrued Expenses


     Accrued expenses consist of the following:

                                          December 31,
                                      ---------------------
                                         1996        1997
                                      ---------   ---------
   Incentive compensation .........    $ 2,287     $ 3,932
   Interest .......................      4,247       8,427
   Workers' compensation ..........      2,949       3,022
   Payroll and vacation ...........      2,642       3,432
   Restructuring costs ............      1,340       5,443
   Other ..........................      3,810       3,875
                                       -------     -------
                                       $17,275     $28,131
                                       =======     =======

                          IRON MOUNTAIN INCORPORATED

2. Summary of Significant Accounting Policies (continued)

     i. Revenues

     The Company's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis). In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials. In certain circumstances, storage material sales are recorded net of product costs when the Company functions as a sales representative of the product manufacturer and does not receive or take title to the products. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

     Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period.

     j. Deferred Rent

     The Company has entered into various leases for buildings used in the storage of records. Certain leases have fixed escalation clauses or other features which require normalization of the rental expense over the life of the lease resulting in deferred rent being reflected in the accompanying balance sheets. In addition, the Company has assumed various unfavorable leases in connection with certain of its acquisitions. The discounted present value of these lease obligations in excess of market rate at the date of the acquisition was recorded as a deferred rent liability and is being amortized over the remaining lives of the respective leases.

     k. Stock-Based Compensation

     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options at intrinsic value with disclosure of the effects of fair value accounting on net income (loss) and earnings (loss) per share on a pro forma basis.

     l. Interest Rate Caps

     Premiums paid for interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets. Amounts receivable, if any, under cap agreements are accounted for as a reduction of interest expense.


     m. Income (Loss) Per Common Share

     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," and restated its net income (loss) per share for the years ended 1995 and 1996 (see
Note 6).

     n. Reclassifications

     Certain reclassifications have been made to the 1995 and 1996 financial statements to conform to the 1997 presentation.

                          IRON MOUNTAIN INCORPORATED

3. Debt

     Long-term debt consists of the following:

                                                                December 31,
                                                          ----------------------
                                                              1996       1997
                                                          ----------  ----------
   Revolving Credit Facility ............................  $  9,000    $     --
   10-1/8% Senior Subordinated Notes (the "1996 Notes")..   165,000     165,000
   8-3/4% Senior Subordinated Notes (the "1997 Notes")...        --     249,525
   Real Estate Mortgages ................................    10,733      10,312
   Other ................................................        --         181
                                                           --------    --------
    Long-term debt ......................................   184,733     425,018
    Less current portion ................................      (396)       (520)
                                                           --------    --------
    Long-term debt, net of current portion ..............  $184,337    $424,498
                                                           ========    ========

     a. Revolving Credit Facility

     On September 30, 1996, Iron Mountain entered into a $100 million revolving credit facility (the "Revolving Credit Facility"), which was scheduled to mature on September 30, 2001. On March 3, 1997, the Revolving Credit Facility was increased to $150 million. On September 29, 1997, the Revolving Credit Facility was increased to $250 million and the maturity date was extended to September 30, 2002. Both the March 3, 1997 and September 30, 1997 amendments restated, among other terms, interest rates, commitment fees and financial covenants. At December 31, 1997, there were no outstanding borrowings under the Revolving Credit Facility.

     The Revolving Credit Facility specifies certain minimum or maximum relationships between operating cash flows (earnings before interest, taxes, depreciation, amortization and extraordinary charges) and interest, total debt and fixed charges. There are restrictions on dividends declared by the Company, sales or pledging of assets, capital expenditures and changes in business and ownership; cash dividends are effectively prohibited. As of December 31, 1997, the Company was in compliance with all of its debt covenants. Loans under the Revolving Credit Facility are secured by the capital stock of all of the Company's subsidiaries.

     The interest rate on loans under the Revolving Credit Facility varies, at the Company's option, on a choice of base rates plus an applicable margin. The applicable margin varies depending on the base rate selected and certain debt ratios. The timing of interest payments also varies with the base rate selected.

     Under the Revolving Credit Facility, the Company is required to maintain an interest rate protection program. Pursuant to this requirement, the Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.

     Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating rate long-term debt. At December 31, 1996, the Company was a party to three interest rate cap agreements, each covering a notional amount of $10,000. One agreement expired on August 12, 1997 and the other two agreements expire on March 24, 1998. The agreements entitle the Company to receive from counterparties, on a quarterly basis, certain payments if the three month LIBOR rate exceeds 7.5%.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate cap agreements but has no off balance sheet risk of accounting loss.

     b. 1996 Notes

     On October 1, 1996, the Company issued $165 million of 101/8% Senior Subordinated Notes due 2006. Interest on the 1996 Notes is payable semiannually on April 1 and October 1. Payments commenced on April 1, 1997. The net proceeds were $160.1 million after underwriting discounts and commissions. The proceeds were used to repay

                          IRON MOUNTAIN INCORPORATED

3. Debt (continued)

outstanding bank debt under the Revolving Credit Facility and certain other indebtedness, to fund the purchase price of an acquisition and for general corporate purposes. In connection with the prepayment of such indebtedness, the Company incurred an extraordinary charge of $3,539, not including related tax benefit of $1,413, during the fourth quarter of 1996. The charge consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

     The 1996 Notes contain covenants and restrictions similar to, or less restrictive than, the Revolving Credit Facility. After September 30, 2001, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1996 Notes at face value, plus a premium ranging from approximately 2% to 9% through September 30, 2004. Thereafter, the 1996 Notes may be redeemed at face value. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1996 Notes may require the Company to repurchase the 1996 Notes.

     c. 1997 Notes

     On October 24, 1997, the Company issued $250 million of 83/4% Senior Subordinated Notes due 2009. Interest on the 1997 Notes is payable semiannually on March 31 and September 30, with payments commencing on March 31, 1998. The net proceeds were $242.6 million after an original issue discount of $485 and underwriting discounts and commissions. The proceeds were used to repay outstanding bank debt and to fund the purchase prices of two acquisitions.

     Prior to September 30, 2002, and subsequent to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at a make-whole price, as defined. On or after September 30, 2002, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at face value, plus a premium of up to approximately 4% through September 30, 2005. Thereafter, the 1997 Notes may be redeemed at face value. Also, any time through October 23, 2000, the Company may redeem a portion of the 1997 Notes, subject to restrictions, with the net proceeds of one or more qualified equity offerings, as defined, at a redemption price of 108.75% of the principal amount of such 1997 Notes. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1997 Notes may require the Company to repurchase the 1997 Notes.

     The 1996 and 1997 Notes are fully and unconditionally guaranteed, on a joint and several basis, on a senior subordinated basis, by all of the Company's direct and indirect subsidiaries (the "Subsidiary Guarantors"). The Company is a holding company, substantially all of the assets of which are the stock of the Subsidiary Guarantors, and substantially all of the operations of which are conducted by the Subsidiary Guarantors. Accordingly, the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Management of the Company believes that separate financial statements of, and other disclosures with respect to, the Subsidiary Guarantors are not meaningful or material to investors.

     d. Other

     The real estate mortgages consist of an $8,037, 10 year, 11% mortgage based on 30 year amortization with a $7,495 balloon payment due October 2000 and a $3,000, 8% note that is payable in various installments commencing in 1997 and maturing in November 2006.

                          IRON MOUNTAIN INCORPORATED

3. Debt (continued)

     Maturities of long-term debt are as follows:


      Year                    Amount
     ------                 ----------
      1998 ................  $    520
      1999 ................       430
      2000 ................     7,796
      2001 ................       301
      2002 ................       301
      Thereafter ..........   415,670
                             --------
                             $425,018
                             ========

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company has estimated the following fair values for its long-term debt as of December 31:


                                                          1996                       1997
                                                ------------------------   ------------------------
                                                 Carrying        Fair       Carrying        Fair
                                                  Amount        Value        Amount        Value
                                                ----------   -----------   ----------   -----------
   10-1/8% Senior Subordinated Notes ........    $165,000     $173,602      $165,000     $179,850
   8-3/4% Senior Subordinated Notes .........          --           --       249,525      255,000
   Real estate mortgages ....................      10,733       11,329        10,312       11,322

4. Acquisitions

     The Company purchased substantially all of the assets and assumed certain liabilities of four, sixteen and eighteen records management businesses during 1995, 1996 and 1997, respectively. Each of these acquisitions was accounted for using the purchase method of accounting, and accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from the respective acquisition dates. The excess of the purchase price over the underlying fair value of the assets and liabilities of each acquisition has been assigned to goodwill and is being amortized over the estimated benefit period of 25 to 30 years. Funds used to finance the various acquisitions were provided through the Company's Revolving Credit Facility, a portion of the net proceeds from the initial public offering of its common stock (the "Offering") and the issuance of the 1996 and 1997 Notes.

     A summary of the cash consideration (not including contingent payments of approximately $5,875, based on the achievement of certain revenue targets) and allocation of the purchase price as of the acquisition dates are as follows:


                                                         1995         1996          1997
                                                      ----------   ----------   -----------
   Cash Paid ......................................    $ 33,048     $ 68,496     $ 192,230
   Fair Value of Common Stock Issued ..............          --           --        85,863
   Fair Value of Options Issued ...................          --           --         3,071
                                                       --------     --------     ---------
       Total Consideration ........................      33,048       68,496       281,164
                                                       --------     --------     ---------
   Fair Value of Assets Acquired ..................      15,232       19,476        68,774
   Liabilities Assumed ............................      (8,238)      (4,874)      (26,932)
                                                       --------     --------     ---------
       Fair Value of Net Assets Acquired ..........       6,994       14,602        41,842
                                                       --------     --------     ---------
   Recorded Goodwill ..............................    $ 26,054     $ 53,894     $ 239,322
                                                       ========     ========     =========

                          IRON MOUNTAIN INCORPORATED

4. Acquisitions (continued)

     The following unaudited pro forma combined information shows the results of the Company's operations for the years ended December 31, 1996 and 1997 as though each of the acquisitions completed during 1996 and 1997 had occurred as of the beginning of the period reported:

                                                                 1996           1997
                                                            -------------   -----------
   Revenues .............................................     $ 228,961      $264,276
                                                              =========      ========
   Loss Before Extraordinary Charge .....................     $  (8,634)     $ (6,981)
   Extraordinary Charge (Net of Tax Benefit) ............        (2,126)           --
                                                              ---------      --------
   Net Loss Applicable to Common Stockholders ...........     $ (10,760)     $ (6,981)
                                                              =========      ========
   Loss per Common Share--Basic and Diluted:
    Loss before extraordinary charge ....................     $   (0.69)     $  (0.52)
    Extraordinary charge (net of tax benefit) ...........         (0.17)           --
                                                              ---------      --------
    Net loss applicable to common stockholders ..........     $   (0.86)     $  (0.52)
                                                              =========      ========

     The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of the beginning of the period reported or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the companies. Certain acquisitions completed in 1996 and 1997 are not included in the pro forma results as their effect was immaterial.

     In connection with the acquisitions completed in 1996 and 1997, the Company has undertaken certain restructurings of the acquired businesses, which have been, or will be, completed within one year from the date of acquisition. The restructuring activities include certain reductions in staffing levels, elimination of duplicate facilities, move costs and other costs associated with exiting certain activities of the acquired businesses. In connection with these restructuring activities, the Company established reserves of $1,883 and $6,266 in 1996 and 1997, respectively. These amounts were recorded as costs of the acquisitions and were provided in accordance with Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination". During 1996 and 1997, the Company expended $602 and $2,163, respectively, for restructuring costs. These expenditures consisted primarily of severance costs, move costs and costs relating to exited facilities. As of December 31, 1997, the Company had a total of $5,443 accrued for restructuring costs on all of its acquisitions.


5. Capital Stock, Redeemable Put Warrant and Stock Options


     a. Capital Stock

     On February 6, 1996, the Company completed the Offering. Pursuant to the Offering, the Company issued 2,350,000 shares of common stock--voting.

     In connection with the Offering, the Board of Directors approved, and the shareholders ratified, a recapitalization and the designation of three new classes of stock as follows:


                                                        Authorized
                     Class                                Shares
---------------------------------------------------   -------------
   Preferred stock, $.01 par value.................     2,000,000
   Common stock--voting, $.01 par value............    13,000,000
   Common stock--nonvoting, $.01 par value.........     1,000,000

                          IRON MOUNTAIN INCORPORATED

5. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

     Upon consummation of the Offering, all shares of capital stock were automatically converted into shares of common stock--voting and, in the case of one stockholder, common stock--nonvoting. The number of common shares received upon conversion were as follows:

                                                              Common
                                                     -------------------------
                                        Preferred       Voting       Nonvoting
                                       -----------   ------------   ----------
   Series A1 and Series A3 .........      50,000        987,314           --
   Series A2 .......................      98,000      1,435,146      500,000
   Series C ........................     351,395      4,809,793           --

     On March 3, 1997, the Board of Directors approved, and the shareholders ratified, an increase in the number of authorized shares of common stock--voting, $.01 par value, from 13,000,000 shares to 20,000,000 shares.

     The following table summarizes the number of shares authorized, issued and outstanding for each issue of the Company's capital stock as of December 31:

                                                                 Number of Shares
                                               ----------------------------------------------------
                                                      Authorized           Issued and Outstanding
                                               ------------------------- --------------------------
                                        Par
             Equity Type               Value       1996         1997         1996          1997
------------------------------------ --------- ------------ ------------ ------------ -------------
   Preferred stock .................   $ .01     2,000,000    2,000,000          --            --
   Common stock--voting ............   $ .01    13,000,000   20,000,000   9,657,657    13,453,451
   Common stock--nonvoting .........   $ .01     1,000,000    1,000,000     477,295            --

     In 1995, the Company declared a 15.4215-for-1 stock split of the Class A and Class B common stock in the form of a stock dividend. All weighted average common share and stock-related data in the consolidated financial statements have been retroactively restated to reflect the stock split.


     b. Redeemable Put Warrant

     In connection with the issuance of certain debt, the Company also issued a put warrant, dated December 14, 1990 (the "Warrant"), exercisable for 444,385 shares of common stock for nominal consideration upon the occurrence of certain specified events. On February 7, 1996, in connection with the Offering, the Warrant was redeemed for $6,612. This Warrant was accreted each year using the effective interest rate method based on the Warrant's estimated redemption value at its estimated redemption date of February 15, 1996.


     c. Stock Options

     In September 1991, the Company created a nonqualified stock option plan pursuant to which up to 444,385 shares of Class A common stock of the Company could be issued at the discretion of the Stock Option Committee to key employees, consultants and directors.

     Effective November 30, 1995, the Board of Directors approved the adoption of the 1995 Stock Incentive Plan (the "Stock Option Plan"), which replaced the previous stock option plan. A total of 1,000,000 shares of common stock were available for grant as options and other rights under the Stock Option Plan, including the options issued under the 1991 plan. On March 3, 1997, the number of shares of common stock available for grant as options under the Stock Option Plan increased to 1,400,000.

     Effective December 21, 1995, the Board of Directors approved the 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") that permitted non-employee directors to elect to receive all or a portion of their compensation in the form of common stock. Directors electing to receive common stock received, as an incentive, an amount of stock equivalent to 110% of the director's compensation otherwise due to be paid in cash. During 1997, the Company issued 1,484 shares under the Non-Employee Director Plan. On June 30, 1997, the Non-Employee Director Plan was terminated.

                          IRON MOUNTAIN INCORPORATED

5. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

     During 1997, the Company issued options to employees of acquired companies to purchase 145,919 shares of the Company's common stock. The options replaced options held by the employee for the acquired company's common stock. The options were accounted for as additional purchase price based on the fair value of the options when issued.

     The following is a summary of stock option transactions, including those issued to employees of acquired companies, during the applicable periods:

                                                                      Weighted Average
                                                         Options       Exercise Price
                                                      ------------   -----------------
   Options outstanding, December 31, 1994 .........      261,484          $  6.89
    Granted .......................................       97,018            12.58
    Exercised .....................................      (15,976)           12.58
    Canceled ......................................       (8,219)           11.21
                                                         -------
   Options outstanding, December 31, 1995 .........      334,307             8.16
    Granted .......................................      453,854            16.49
    Exercised .....................................       (6,896)            9.58
    Canceled ......................................      (18,404)           11.76
                                                         -------
   Options outstanding, December 31, 1996 .........      762,861            13.02
    Granted .......................................      469,113            25.51
    Exercised .....................................      (83,807)            9.89
    Canceled ......................................      (30,802)           22.10
                                                         -------
   Options outstanding, December 31, 1997 .........    1,117,365            18.25
                                                       =========

     The stock options were granted with exercise prices equal to or greater than the fair market value at the date of grant. The majority of options become exercisable ratably over a period of five years unless the holder terminates employment. The number of options available for grant at December 31, 1997 was 145,214.

     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options issued to employees at intrinsic value with disclosure of fair value accounting on net income (loss) and earnings
(loss) per share on a pro forma basis. Had the Company elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss applicable to common stockholders and net loss per common share would have been increased to the pro forma amounts indicated in the table below:


                                                                                  Year Ended December 31,
                                                                         ------------------------------------------
                                                                             1995           1996           1997
                                                                         ------------   ------------   ------------
   Net loss applicable to common stockholders, as reported ...........     $ (1,859)      $ (2,049)      $ (4,521)
   Net loss applicable to common stockholders, pro forma .............       (1,978)        (2,614)        (5,411)
   Net loss per common share--basic and diluted, as reported .........       (48.92)         (0.22)         (0.39)
   Net loss per common share--basic and diluted, pro forma ...........       (52.05)         (0.28)         (0.47)

     The weighted average fair value of options granted in 1995, 1996 and 1997 was $5.22, $7.38 and $16.59 per share, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the year ended December 31:



                Assumption                                                   1995           1996           1997
-----------------------------------------                                 -----------   -----------    ----------
   Expected volatility ...............................................         24.2%          24.2%          29.2%
   Risk-free interest rate ...........................................          7.51           6.34           5.91
   Expected dividend yield ...........................................          N/A            N/A            N/A
   Expected life of the option .......................................       6.3 years      7.5 years      7.0 years

                          IRON MOUNTAIN INCORPORATED

5. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

     The following table summarizes additional information regarding options outstanding and exercisable at December 31, 1997:

                                         Outstanding                               Exercisable
                          ------------------------------------------ ---------------------------------------
                                            Weighted                                 Weighted
                                             Average       Weighted                   Average       Weighted
                                            Remaining       Average                  Remaining      Average
         Range of                       Contractual Life   Exercise              Contractual Life   Exercise
     Exercise Prices         Number        (in Years)        Price     Number       (in Years)       Price
------------------------- ------------ ------------------ ---------- ---------- ------------------ ---------
$1.12 to $1.31...........     25,970           4.00        $  1.30      9,420           4.00        $ 1.30
$6.48 to $7.05...........    219,233           4.00           6.49    219,233           4.00          6.49
$9.95 to $13.65..........    111,348           6.77          12.49     60,815           6.44         12.29
$15.38 to $16.13.........    405,844           8.22          15.50     77,835           8.22         15.50
$25.75 to $30.38.........     54,676           6.83          21.99      5,766           6.25         21.50
$31.44 to $36.50.........    300,294           9.59          32.22         --            --             --
                             -------           ----        -------    -------           ----        ------
                           1,117,365           7.60        $ 18.25    373,069           5.30        $ 9.42
                           =========           ====        =======    =======           ====        ======

6. Income (Loss) Per Common Share--Basic and Diluted

     In accordance with SFAS No. 128, basic income (loss) per common share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all dilutive potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

     Income (loss) per common share--basic and diluted has been calculated as follows:


                                                                              1995          1996          1997
                                                                          -----------   -----------   ------------
   Income (loss) before extraordinary charge ..........................    $    248      $    357       $ (4,521)
   Accretion of redeemable put warrant ................................      (2,107)         (280)            --
                                                                           --------      --------       --------
   Income (loss) applicable to common stockholders, before
    extraordinary charge ..............................................      (1,859)           77         (4,521)
   Extraordinary charge (net of tax benefit) ..........................          --        (2,126)            --
                                                                           --------      --------       --------
   Net loss applicable to common stockholders .........................    $ (1,859)     $ (2,049)      $ (4,521)
                                                                           ========      ========       ========
   Weighted average common shares outstanding (in thousands) ..........          38         9,274         11,448
                                                                           ========      ========       ========
   Income (loss) per common share--basic and diluted:
    Income (loss) before extraordinary charge .........................    $ (48.92)     $   0.01       $  (0.39)
    Extraordinary charge (net of tax benefit) .........................          --         (0.23)            --
                                                                           --------      --------       --------
    Net loss applicable to common stockholders ........................    $ (48.92)     $  (0.22)      $  (0.39)
                                                                           ========      ========       ========

     The effect of adopting SFAS No. 128 on previously reported loss per share data was as follows:


                                                                                            1995          1996
                                                                                        -----------   -----------
   Primary and fully diluted net loss per share (as previously reported)                 $  (0.24)       $ (0.20)
   Effect of SFAS No. 128 ...............................................                  (48.68)         (0.02)
                                                                                         --------        -------
   Net loss per common share--basic and diluted .........................                $ (48.92)       $ (0.22)
                                                                                         ========        =======

                          IRON MOUNTAIN INCORPORATED

6. Income (Loss) Per Common Share--Basic and Diluted (continued)

     The following potential common shares have been excluded from the above calculations because their effects are antidilutive:


                                                                              1995          1996          1997
                                                                          ------------   ----------   ------------
   Shares of Convertible Preferred Stock ..............................      499,395           --             --
   Shares of Common Stock Subject to Outstanding Options ..............      334,337      762,861      1,117,365
   Shares of Common Stock Underlying Outstanding Put Warrant ..........      444,385           --             --
                                                                             -------      -------      ---------
                                                                           1,278,117      762,861      1,117,365
                                                                           =========      =======      =========

     Subsequent to year end, the Company issued 1,438,012 shares of common stock and approximately 590,000 options in connection with an acquisition (see
Note 13).


7. Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                                               December 31,
                                                                                        -------------------------
                                                                                            1996          1997
                                                                                        -----------   -----------
   Accrued liabilities ...................................................              $   1,757      $   4,726
   Deferred rent .........................................................                  3,056          3,411
   Net operating loss carryforwards ......................................                  4,751          7,360
   AMT credit ............................................................                    587            587
   Other .................................................................                  1,719          2,317
                                                                                        ---------      ---------
     Gross deferred tax assets ...........................................                 11,870         18,401
                                                                                        ---------      ---------
   Other assets principally due to differences in amortization ...........                 (2,150)        (2,693)
   Plant and equipment, principally due to differences in depreciation ...                 (7,039)       (11,217)
   Customer acquisition costs ............................................                 (2,337)        (3,859)
                                                                                        ---------      ---------
     Gross deferred tax liabilities ......................................                (11,526)       (17,769)
                                                                                        ---------      ---------
      Net deferred tax asset .............................................              $     344      $     632
                                                                                        =========      =========

     The Company and its subsidiaries file a consolidated federal income tax return. The provision (benefit) for income tax consists of the following components:

                                                                                  Year Ended December 31,
                                                                           -----------------------------------
                                                                              1995          1996          1997
                                                                           ---------    -----------     ---------
   Federal--current ......................................................    $  422     $    958         $   --
   Federal--deferred .....................................................       837           57           (459)
   State--current ........................................................        96        1,450            399
   State--deferred .......................................................       342       (1,030)           (20)
                                                                              ------     --------         ------
                                                                              $1,697     $  1,435         $  (80)
                                                                              ======     ========         ======

                          IRON MOUNTAIN INCORPORATED

7. Income Taxes (continued)

     A reconciliation of total income tax expense (benefit) and the amount computed by applying the federal income tax rate of 34% to income (loss) before income taxes is as follows:


                                                             1995         1996          1997
                                                          ----------   ----------   ------------
   Computed "expected" tax provision ..................     $  661       $  609       $ (1,564)
   Increase in income taxes resulting from:
    State taxes (net of federal tax benefit) ..........        289          278            250
    Nondeductible goodwill amortization ...............        843          602          1,221
    Other .............................................        (96)         (54)            13
                                                            ------       ------       --------
                                                            $1,697       $1,435       $    (80)
                                                            ======       ======       ========

     The Company has estimated federal net operating loss carryforwards of $20,487 at December 31, 1997 to reduce future federal income taxes, if any, which begin to expire in 2005. The Company also has estimated state net operating loss carryforwards of approximately $3,426 to reduce future state income taxes, if any. Additionally, the Company has alternative minimum tax credit carryforwards of $587, which have no expiration date and are available to reduce future income taxes, if any.


8. Quarterly Results of Operations (Unaudited)


                      Quarter Ended                        March 31      June 30     September 30    December 31
--------------------------------------------------------- -----------   ----------   ------------   -------------
   1996
   Revenues .............................................   $31,028       $32,922       $36,019        $38,749
   Gross profit .........................................    15,360        16,207        17,311         19,093
   Income (loss) before extraordinary charge ............       286           411            --           (340)
   Net income (loss) ....................................         6(1)        411(2)         --         (2,466)(3)
   Net income (loss) per common share--basic and diluted:
   Income (loss) before extraordinary charge ............      0.00          0.04          0.00          (0.03)
   Net income (loss) ....................................      0.00          0.04          0.00          (0.24)

   1997
   Revenues .............................................   $42,154       $46,585       $54,655        $65,371
   Gross profit .........................................    20,390        22,477        26,785         32,233
   Net loss .............................................      (516)         (969)         (325)        (2,711)
   Net loss per common share--basic and diluted .........     (0.05)        (0.09)        (0.03)         (0.21)

   (1) Includes a charge of $280 related to the accretion of the put warrant.
   (2) Includes a $193 after-tax charge related to the relocation of the corporate accounting function from Los Angeles to Boston.
   (3) Includes an extraordinary charge of $2,126, net of tax benefit, related to the prepayment of certain indebtedness.


9. Commitments and Contingencies


     a. Leases

     Iron Mountain leases most of its facilities under various operating leases. A majority of these leases have renewal options of five to ten years and have either fixed or Consumer Price Index escalation clauses. The Company also leases equipment under operating leases, primarily computers which have an average lease life of three years. Trucks and office equipment are also leased and have remaining lease lives ranging from one to seven years. Rent expense was $15,661, $21,114 and $29,332 for the years ended December 31, 1995, 1996 and 1997, respectively.

                          IRON MOUNTAIN INCORPORATED

9. Commitments and Contingencies (continued)

     Minimum future lease payments are as follows:


      Year                                     Operating
      ----                                    ----------
      1998 ..................................  $ 30,641
      1999 ..................................    29,799
      2000 ..................................    28,830
      2001 ..................................    26,919
      2002 ..................................    24,452
      Thereafter ............................   117,897
                                               --------
      Total minimum lease payments ..........  $258,538
                                               ========

     b. Facility Fire

     As previously disclosed, in March 1997, the Company experienced three fires, all of which authorities have determined were caused by arson. These fires resulted in damage to one and destruction of the Company's other records management facility in South Brunswick Township, New Jersey. The Company has filed several insurance claims related to the fires, including a significant claim under its business interruption insurance policy. The claims process is lengthy and its outcome cannot be predicted with certainty.

     Some of Iron Mountain's customers or their insurance carriers have asserted claims as a consequence of the destruction of or damage to their records as a result of the fires, some of which allege negligence or other culpability on the part of Iron Mountain. On December 12, 1997, Iron Mountain received notice that a lawsuit had been filed by one of its customers seeking up to $1 million in damages. The action has been removed from a state court in New Jersey to the United States District Court in New Jersey. The Company has since received notices of additional lawsuits filed by customers seeking unspecified damages against the Company and to rescind their written contracts with Iron Mountain. Iron Mountain denies any liability as a result of the destruction of or damage to customer records as a result of the fires, which were beyond its control, and intends to vigorously defend itself against these and any other lawsuits that may arise. The Company is also pursuing coverage of these claims and lawsuits with its various insurers.

     The outcome of these pending claims and proceedings cannot be predicted. Based on its present assessment of the situation, management, after consultation with legal counsel, does not believe that the fires will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.


     c. Other Litigation

     Iron Mountain is presently involved as a defendant in various litigation which has occurred in the normal course of business. Management believes it has meritorious defenses in all such actions, and in any event, the amount of damages, if such matters were decided adversely, would not have a material adverse effect on Iron Mountain's financial condition or results of operations.



     d. Other

     The Company may be responsible for environmental clean-up costs at certain of its facilities. Estimated costs of approximately $800 to perform the necessary remediation work are included in other liabilities in the accompanying consolidated balance sheets. Management believes the ultimate outcome of the above issue will not have a material adverse effect on Iron Mountain's financial condition or results of operations.

                          IRON MOUNTAIN INCORPORATED

10. Related Party Transactions

     Iron Mountain leases space to an affiliated company, Schooner Capital Corporation ("Schooner") for its corporate headquarters located in Boston, Massachusetts. For the years ended December 31, 1995, 1996 and 1997, Schooner paid Iron Mountain rent totaling $49, $68 and $85, respectively. Iron Mountain leases one facility from a landlord which is a related party. Total rental payments for the years ended December 31, 1995, 1996 and 1997, for this facility totaled $93, $94 and $99, respectively. In the opinion of management, both of these leases were entered into at market prices and terms.


11. Profit Sharing Retirement Plan

     The Company has a defined contribution plan which covers all non-union employees meeting certain service requirements. Eligible employees may elect to defer from 1% to 15% of compensation per pay period up to the amount allowed by the Internal Revenue Code. The Company makes matching contributions based on the amount of the employee contribution and years of credited service, according to a schedule as described in the plan documents. The Company has expensed $276, $419 and $642 for the years ended December 31, 1995, 1996 and 1997, respectively.


12. Noncash Transactions

     As part of the consideration paid for the acquisitions completed in 1997, the Company issued common stock and options with fair values of $85,863 and $3,071, respectively. In addition, $3,086 of property and equipment, destroyed in a fire, was transferred to receivable from insurance company.


13. Subsequent Events


     a. Completed Acquisitions

     Through February 20, 1998, the Company acquired four records management businesses for approximately $13,000 in cash. All of these acquisitions were accounted for as purchases. In addition, the Company completed the previously announced Arcus merger. Total consideration for the Arcus merger was approximately $154,000, including approximately $55,000 representing the combined value of 1,438,012 shares of common stock and options to purchase approximately 590,000 shares of common stock. The balance consists of payments in cash and assumed indebtedness. The Arcus merger will be accounted for as a purchase.


     b. Pending Acquisition (Unaudited)

     In February 1998, the Company signed a definitive agreement to acquire InterMation, Inc. for approximately $28,000, including shares of the Company's common stock valued at approximately $18,000 (subject to adjustment), and the assumption of certain debt. This acquisition of InterMation will be accounted for as a purchase and is expected to close in the first half of 1998.


     c. Increase in Authorized Shares

     On January 5, 1998, the stockholders voted to increase the authorized shares of common stock to 100 million from 20 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Iron Mountain Incorporated:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Iron Mountain Incorporated for each of the three years in the period ended December 31, 1997 and have issued our report thereon dated February 20, 1998. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The supplemental schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations under the Securities Exchange Act of 1934 and is not a required part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



                                                  ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 20, 1998

                                                                     Schedule II


                           IRON MOUNTAIN INCORPORATED
                       Valuation and Qualifying Accounts
                            (Amounts in Thousands)


                                     Balance at                                    Balance at
                                    Beginning of     Charged to                    End of the
Year Ended December 31,               the Year         Expense      Deductions        Year
--------------------------------   --------------   ------------   ------------   -----------
Allowance for doubtful accounts:
 1995 ..........................       $  531           $630          $ (510)        $  651
 1996 ..........................          651            639            (229)         1,061
 1997 ..........................        1,061            874              (6)         1,929

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Iron Mountain Incorporated

We have audited the consolidated balance sheets of Arcus Technology Services, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the five-month period ended December 31, 1995, and each of the two years in the period ended December 31, 1997. We have also audited the consolidated statements of operations, stockholders' equity and cash flows of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcus Technology Services, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and cash flows for the five-month period ended December 31, 1995, and each of the two years in the period ended December 31, 1997, and the consolidated results of operations and cash flows of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995, in conformity with generally accepted accounting principles.




                                                  ERNST & YOUNG LLP

Dallas, Texas
February 23, 1998

                        ARCUS TECHNOLOGY SERVICES, INC.


                          CONSOLIDATED BALANCE SHEETS


                                                                            December 31,
                                                                    -----------------------------
                                                                         1996            1997
                                                                    -------------   -------------
                                             ASSETS (Note 4)
Current Assets:
 Cash ...........................................................   $ 1,687,101     $ 1,577,047
 Accounts receivable, less allowance for doubtful accounts of
  $156,227 and $168,413, respectively............................    14,008,613      18,196,492
 Inventory ......................................................       371,715         295,076
 Prepaid expenses and other current assets ......................     1,018,281       1,078,564
                                                                    -----------     -----------
    Total Current Assets ........................................    17,085,710      21,147,179
Property and Equipment, at cost:
 Land, buildings, and leasehold improvements ....................     6,266,886       6,993,068
 Vault equipment and vehicles ...................................     8,819,780      11,586,199
 Furniture and other equipment ..................................     3,958,006       4,285,515
                                                                    -----------     -----------
                                                                     19,044,672      22,864,782
    Less accumulated depreciation ...............................     3,649,357       6,673,457
                                                                    -----------     -----------
Property and Equipment, net .....................................    15,395,315      16,191,325
Cost In Excess of Net Assets Acquired, net of accumulated
 amortization of $2,310,903 and $4,668,206, respectively.........    55,367,074      56,861,518
Deferred Income Taxes (Note 6) ..................................            --       2,212,000
Other Assets ....................................................       609,649         946,818
                                                                    -----------     -----------
    Total Assets ................................................   $88,457,748     $97,358,840
                                                                    ===========     ===========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ...............................................   $ 5,796,844     $ 4,941,648
 Accrued payroll ................................................     2,441,433       3,540,504
 Other accrued liabilities ......................................     1,344,001       1,256,315
 Deferred revenue ...............................................     3,469,265       3,626,869
 Due to parent (Note 2) .........................................     1,335,702       2,894,475
 Current portion of long-term debt ..............................     3,218,794       3,988,269
                                                                    -----------     -----------
    Total Current Liabilities ...................................    17,606,039      20,248,080
Long-Term Debt (Note 4) .........................................    39,513,473      37,388,280
Note Payable to Parent (Note 4) .................................            --       1,500,000
Deferred Income Taxes (Note 6) ..................................       501,000              --
Other Liabilities ...............................................       226,700         378,595
Commitments and Contingencies (Notes 3 and 9)
Stockholders' Equity:
 Common stock, $.01 par value:
  Authorized shares--5,000,000
  Issued and outstanding shares--3,205,263 and 3,325,229,
   respectively .................................................        32,052          33,252
  Capital in excess of par value ................................    26,918,088      36,182,170
 Retained earnings ..............................................     3,619,939       1,607,624
 Translation adjustment .........................................        40,457          20,839
                                                                    -----------     -----------
    Total Stockholders' Equity ..................................    30,610,536      37,843,885
                                                                    -----------     -----------
    Total Liabilities and Stockholders' Equity ..................   $88,457,748     $97,358,840
                                                                    ===========     ===========

                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      Five-months
                                                   Seven-months          Ended         Year Ended        Year Ended
                                                  Ended July 31,     December 31,     December 31,      December 31,
                                                       1995              1995             1996              1997
                                                 ----------------   --------------   --------------   ---------------
                                                   (Predecessor)
Revenues:
 Storage and transport .......................     $21,401,465       $16,158,490      $43,671,062      $ 51,606,825
 Other .......................................       4,276,499         4,519,868       22,310,314        43,737,980
                                                   -----------       -----------      -----------      ------------
    Total Revenues ...........................      25,677,964        20,678,358       65,981,376        95,344,805
Operating Expenses:
 Cost of services rendered ...................      11,345,153         9,450,781       32,737,753        53,322,935
 Selling and administrative expenses .........       8,730,900         6,632,234       21,591,852        27,328,667
 Depreciation and amortization ...............       1,532,211         1,601,464        4,436,529         6,017,498
 Stock compensation expense (Note 5) .........              --                --               --         8,067,014
                                                   -----------       -----------      -----------      ------------
    Total Operating Expenses .................      21,608,264        17,684,479       58,766,134        94,736,114
                                                   -----------       -----------      -----------      ------------
Operating Income .............................       4,069,700         2,993,879        7,215,242           608,691
Interest (Income) Expense, net ...............        (336,556)        1,128,963        2,668,719         3,317,006
                                                   -----------       -----------      -----------      ------------
Income (Loss) Before Income Taxes ............       4,406,256         1,864,916        4,546,523        (2,708,315)
Provision (Benefit) for Income Taxes
 (Note 6) ....................................       1,852,000           807,500        1,984,000          (696,000)
                                                   -----------       -----------      -----------      ------------
Net Income (Loss) ............................     $ 2,554,256       $ 1,057,416      $ 2,562,523      $ (2,012,315)
                                                   ===========       ===========      ===========      ============



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                           Common Stock        Capital in
                                      ----------------------   Excess of      Retained      Translation
                                         Shares     Amount     Par Value      Earnings      Adjustment        Total
                                      ----------- ---------- ------------- -------------- -------------- --------------
Arcus, Inc. (Predecessor):
Balances at December 31, 1994 .......  7,770,697   $77,707    $ 2,025,519   $ 14,750,715    $ (487,167)   $ 16,366,774
 Currency translation adjustment.....         --        --             --             --         9,440           9,440
 Exercise of stock options ..........     10,000       100         42,400             --            --          42,500
 Net income .........................         --        --             --      2,554,256            --       2,554,256
                                       ---------   -------    -----------   ------------    ----------    ------------
Balances at July 31, 1995 ...........  7,780,697   $77,807    $ 2,067,919   $ 17,304,971    $ (477,727)   $ 18,972,970
                                       =========   =======    ===========   ============    ==========    ============
Arcus Technology Services, Inc.:
Issue equity at August 1, 1995 ......  2,191,150   $21,911    $17,507,289   $         --    $       --    $ 17,529,200
 Currency translation adjustment.....         --        --             --             --       (12,952)        (12,952)
 Net income .........................         --        --             --      1,057,416            --       1,057,416
                                       ---------   -------    -----------   ------------    ----------    ------------
Balances at December 31, 1995 .......  2,191,150    21,911     17,507,289      1,057,416       (12,952)     18,573,664
 Issuances of common stock in
  connection with acquisitions
  (Note 3) ..........................    333,007     3,330      2,299,282             --            --       2,302,612
 Sales of common stock to
  Parent (Note 3) ...................    681,106     6,811      7,111,517             --            --       7,118,328
 Currency translation adjustment              --        --             --             --        53,409          53,409
 Net income .........................         --        --             --      2,562,523            --       2,562,523
                                       ---------   -------    -----------   ------------    ----------    ------------
Balances at December 31, 1996 .......  3,205,263    32,052     26,918,088      3,619,939        40,457      30,610,536
 Issuances of common stock
  (Note 3) ..........................      4,038        41          9,963             --            --          10,004
 Sales of common stock to
  Parent (Note 3) ...................    115,928     1,159      1,187,105             --            --       1,188,264
 Stock compensation (Note 5) ........         --        --      8,067,014             --            --       8,067,014
 Currency translation adjustment.....         --        --             --             --       (19,618)        (19,618)
 Net loss ...........................         --        --             --     (2,012,315)           --      (2,012,315)
                                       ---------   -------    -----------   ------------    ----------    ------------
Balances at December 31, 1997 .......  3,325,229   $33,252    $36,182,170   $  1,607,624    $   20,839    $ 37,843,885
                                       =========   =======    ===========   ============    ==========    ============



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     Seven-months    Five-months Ended     Year Ended       Year Ended
                                                    Ended July 31,      December 31,      December 31,     December 31,
                                                         1995               1995              1996             1997
                                                   ---------------- ------------------- ---------------- ----------------
                                                     (Predecessor)
Operating Activities:
 Net income (loss) ...............................   $  2,554,256      $   1,057,416     $   2,562,523    $  (2,012,315)
 Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
  Depreciation and amortization ..................      1,532,211          1,601,464         4,436,529        6,017,498
  Stock compensation expense .....................             --                 --                --        8,067,014
  Deferred tax provision (benefit) ...............       (124,000)           (47,000)          237,000       (2,823,000)
  Provision for losses on accounts
   receivable ....................................         21,000             15,000            56,000           12,000
  (Gain) loss on disposal of assets ..............          3,961                185           (18,110)          15,816
  Changes in operating assets and
   liabilities, net of acquisitions:
    Accounts receivable ..........................       (138,515)        (1,614,511)       (2,988,055)      (2,822,514)
    Inventory ....................................        (64,996)           (18,239)          (65,232)          76,330
    Prepaid expenses .............................         42,197           (341,081)          (72,961)         176,684
    Other assets .................................         11,773             (7,315)          (96,822)        (454,056)
    Accounts payable .............................         41,491          1,388,888         1,970,283       (1,082,938)
    Accrued and other liabilities ................        332,906            719,665          (330,112)       1,011,215
    Deferred revenue .............................         87,259             48,263           254,460          157,604
                                                     ------------      -------------     -------------    -------------
Net Cash Provided by Operating Activities. .......      4,299,543          2,802,735         5,945,503        6,339,338
Investing Activities:
 Acquisitions, net of cash acquired ..............             --        (48,751,173)      (15,128,889)      (7,078,801)
 Purchase of property and equipment ..............     (1,831,165)        (2,290,595)       (5,280,173)      (4,124,643)
 Funds invested with Parent ......................     (1,515,060)                --                --               --
 Sales of property and equipment .................         13,087                 --         1,808,959               --
 Other investing activities ......................            293             (8,085)          (68,568)         (48,151)
                                                     ------------      -------------     -------------    -------------
Net Cash Used for Investing Activities ...........     (3,332,845)       (51,049,853)      (18,668,671)     (11,251,595)
Financing Activities:
 Proceeds from sales of common stock .............         42,500         17,529,200         7,118,328        1,198,268
 Proceeds from issuances of long-term debt .......             --         30,000,000         9,883,000        7,919,152
 Payments on long-term debt ......................       (131,071)        (1,580,544)       (3,540,918)      (4,138,896)
 Increase (decrease) in due to parent ............             --             13,500         1,322,202        1,427,773
 Net increase (decrease) in revolving line of
  credit .........................................             --          3,000,000        (1,100,000)      (1,600,000)
                                                     ------------      -------------     -------------    -------------
Net Cash Provided by (Used for) Financing
 Activities ......................................        (88,571)        48,962,156        13,682,612        4,806,297
Effect of Exchange Rate Changes on Cash ..........          1,093             (2,220)           14,839           (4,094)
                                                     ------------      -------------     -------------    -------------
Net Increase (Decrease) in Cash ..................        879,220            712,818           974,283         (110,054)
Cash at Beginning of Period ......................         56,636                 --           712,818        1,687,101
                                                     ------------      -------------     -------------    -------------
Cash at End of Period ............................   $    935,856      $     712,818     $   1,687,101    $   1,577,047
                                                     ============      =============     =============    =============



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business

     Arcus Technology Services, Inc. (ATSI) is an 81% owned subsidiary of United Acquisition Company (UAC or the Parent) which is an 80% owned subsidiary of Arcus Group, Inc. (AGI). ATSI was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus or Predecessor), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method. The Predecessor financial statements have been prepared using the historical cost of its assets and have not been adjusted to reflect the purchase by ATSI.

     During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI) and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired. During 1997, through ASRI, ATSI made one acquisition for a purchase price of approximately $4.9 million, net of cash acquired. See Note 3.


     The financial statements include the accounts of ATSI and its subsidiaries, Arcus, ADSI, ASRI, Professional Solutions, Inc., Trinity Holdings Corp. (formerly Trinity Partners, Inc.), Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited (ADSL). All intercompany transactions between ATSI and its subsidiaries have been eliminated. The term "Company" includes ATSI, Arcus, ADSI, ADSL, ASRI, Professional Solutions, Inc., Trinity Holdings Corp., Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated. The Predecessor financial statements include the accounts of Arcus, and its wholly owned subsidiaries, ADSI and ADSL.

     On January 6, 1998, Iron Mountain Incorporated (IMTN) acquired all of the outstanding common stock, preferred stock, common stock options and common stock warrants of AGI, UAC and ATSI for approximately $96 million in cash, 1,438,012 shares of IMTN common stock and options to purchase 590,000 shares of IMTN common stock. A portion of the purchase price was used to extinguish all of ATSI's long-term debt as of the acquisition date (see Note 4). As part of and immediately preceding the acquisition, UAC and ATSI were merged into AGI. AGI was then merged into IMTN. Additionally, certain assets of UAC and AGI unrelated to ATSI were distributed to the AGI stockholders immediately prior to the sale.

     The Company provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, ATSI provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 97%, 96%, 81% and 64% of the Company's revenue during the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.

     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A significant portion of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.

                        ARCUS TECHNOLOGY SERVICES, INC.

2. Summary of Significant Accounting Policies


Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives are: buildings-40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $588,000, $495,000, $1,228,000 and $1,290,000 for the
seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.


Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 and one acquisition in 1997 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


Other Assets

     Other assets are comprised of long-term deposits, intangible assets, and deferred organization costs. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Related amortization expense was $75,000, $96,000, $212,000 and $111,000 for the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.



Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. Foreign currency transaction gains and losses, which have not historically been material, are charged to operations as incurred.


Revenues

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 11 for revenues by business segment.

     Included in other revenues are product sales, net of product costs, totaling $834,000, $665,000, $1,800,000 and $2,259,000 for the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively. Product sales are presented on a net basis since

                        ARCUS TECHNOLOGY SERVICES, INC.

2. Summary of Significant Accounting Policies (continued)

the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $4,502,000, $4,367,000, $10,465,000 and $13,189,000 for the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.



Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. The interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


Income Taxes

     For tax return purposes, the Company is included in AGI's consolidated federal income tax return. The Company's tax expense (benefit) and payable is determined on a separate return basis at maximum tax rates without regard to graduated rates. Accordingly, the Company's federal income taxes payable represents an intercompany payable to Parent at December 31, 1996 and 1997, and is shown as Due to Parent on the Consolidated Balance Sheets.

     Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 5).


Reclassifications

     Certain 1995 and 1996 amounts have been reclassified in order to conform to the 1997 presentation.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Acquisitions


     In August 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Professional Solutions, Inc. (PSI), a company operating in the information technology staffing industry in northern California, Oregon and Washington state for approximately $4,923,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,923,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41 per share. The cash payment was partially financed by issuance of a $1.5 million subordinated convertible note payable to UAC (see Note 4). Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash

                        ARCUS TECHNOLOGY SERVICES, INC.

3. Acquisitions (continued)

payment of up to $750,000. The acquisition was accounted for using the purchase method. Results of operations and cash flows of the acquired company are included in the consolidated statements of operations and cash flows for the period from the purchase date through December 31, 1997.

     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the statement of operations and cash flows for the period from the purchase date. In connection with certain of the acquisitions, the Company issued shares of its common stock to the sellers as partial consideration and sold shares of its common stock to its Parent to assist in financing the cash portion of the acquisitions. The fair value of the Company's stock issued or sold in connection with the acquisitions was determined by the Board of Directors of the Company based on formulas used in similar transactions.

     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. The purchase price was comprised of approximately $6,240,000, of net cash payments, 228,242 shares of the Company's common stock (225,111 estimated shares recorded in 1996 and 3,131 shares recorded in 1997 upon final determination), and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997. Approximately $1,188,000 of this obligation was funded through a sale of common stock to UAC.

     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of the Company's common stock at $16.55 per share (see Note 5). In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner. The Company recorded a loss of approximately $400,000 on this transaction.

     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of the Company's common stock, a 10-year warrant for the purchase of 10,000 additional shares of the Company's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.

     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of the Company's common stock, and assumption of specific liabilities.


4. Long-Term Debt

     In connection with the 1995 acquisition of Arcus by UAC, the Company entered into a $52 million credit facility (the Facility). Under the Facility, the Company received $18 million under a five-year term loan agreement

                        ARCUS TECHNOLOGY SERVICES, INC.

4. Long-Term Debt (continued)

(Term A Loan), $12 million under a seven year term loan agreement (Term B
Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, the Company amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. On June 11, 1997, the Company amended its Credit agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

     Under the Facility, the Company may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.5% at December 31, 1997) or 1/2% over the US Federal Funds Rate (8.5% at December 31, 1997) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.6875% at December 31, 1997) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 and $500,000 of such prepayments made during 1996 and 1997, respectively. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects the Company to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of the Company.

     In connection with the acquisition of PSI in 1997 (see Note 3), ATSI issued a note payable to the Seller of $1,000,000 which remains outstanding at December 31, 1997. Additionally, $2,793,000 of the net cash payments of $3,923,000 for PSI were financed through the Company's Acquisition Facility and $1,500,000 of the net cash payments were financed through a note payable to UAC.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), the Company issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,886,000 is outstanding at December 31, 1996 and 1997, respectively. Of these amounts, $4,405,000 and $986,000 are due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit for the same amount expiring on February 3, 1998, which the Company plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability.

     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank, certain payments, if the LIBOR rate applicable to Eurodollar borrowings exceeds 8.9375%. The interest rate cap agreement expired on September 5, 1997.

                        ARCUS TECHNOLOGY SERVICES, INC.

4. Long-Term Debt (continued)

Long-term debt is as follows:

                                                                                    December 31,
                                                                           -------------------------------
                                                                                1996             1997
                                                                           --------------   --------------
   Term A Loan, increasing quarterly principal payments over a four-year
    period beginning March 31, 1996 ....................................    $14,316,000      $11,220,000
   Term B Loan, nominal quarterly principal payments for the five-year period beginning September 30, 1995 with the balance due in equal
    quarterly installments for the following two years .................     10,839,000       10,663,000
   Acquisition Facility, increasing quarterly principal payments over a
    four-year period starting September 30, 1999 .......................      9,725,000       15,939,000
   Revolver, principal due five years from July 31, 1995, with the
    Company having the option to extend for an additional three years
    with bank approval .................................................      1,900,000          300,000
   Acquisition notes and obligations ...................................      5,485,000        2,886,000
   7% mortgage note payable in quarterly principal and interest
    installments, maturing April 2001 ..................................        441,000          355,000
   Capital lease obligations ...........................................         26,000           13,000
                                                                            -----------      -----------
                                                                             42,732,000       41,376,000
   Less current portion ................................................      3,219,000        3,988,000
                                                                            -----------      -----------
                                                                            $39,513,000      $37,388,000
                                                                            ===========      ===========

     On January 6, 1998, in connection with the acquisition of the Company by IMTN, the Term A Loan, Term B Loan, Acquisition Facility, Revolver and mortgage note payable were repaid in full. In addition, the $1,500,000 note payable to UAC was cancelled. Of the $2,886,000 in acquisition obligations outstanding at December 31, 1997, $133,000 matures in 1998, $144,000 matures in 1999, $156,000 matures in 2000, $1,993,000 matures in 2001 and $460,000 matures thereafter.


     Cash payments for interest during the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 were $35,000, $913,000, $3,131,000 and $3,645,000, respectively. At December 31, 1996 and 1997, the fair value of the Company's long-term debt approximated its carrying value.


5. Stock Option Plans


     The Company's 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and 1997, respectively, of authorized but unissued common stock for sale or award to directors, officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.


     Options expire on the date set by the Plan Administration Committee of the Company's Board of Directors (the Committee), but in no case later than ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.


     During 1995, 1996 and 1997, the Company granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options

                        ARCUS TECHNOLOGY SERVICES, INC.

5. Stock Option Plans (continued)

becoming vested semi-annually over a four year period. Vested options only become exercisable if either UAC's ownership of ATSI or AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1996 or 1997. As of December 31, 1997, no shares had been exercised or canceled.

     In connection with the January 6, 1998 acquisition of the Company by IMTN, the Company's options were exchanged for IMTN options with the same intrinsic value and with exercisability at the earlier of the original vesting dates in the Company's option or at termination of employment, in which case they become fully exercisable. As a result of the approval of the final acquisition agreement in November 1997, the Company recorded $8,067,014 of compensation expense equal to the intrinsic value in the Company's options based on the exchange value at the acquisition date.

     The following is a summary of employee stock option transactions under the 1995 Stock Option Plan:


                                                                                      Weighted
                                                   Number        Option Price      Average Option
                                                 of Shares        Per Share        Price per Share
                                                -----------   -----------------   ----------------
   Granted after July 31, 1995 ..............     198,100     $ 8.00                  $ 8.00
                                                  -------
   Outstanding at December 31, 1995 .........     198,100     $ 8.00                  $ 8.00
   Granted in 1996 ..........................      88,900     $10.24 - $11.03         $10.71
                                                  -------
   Outstanding at December 31, 1996 .........     287,000     $ 8.00 - $11.03         $ 8.84
   Granted in 1997 ..........................     150,590     $10.06 - $16.41         $12.83
   Forfeited in 1997 ........................     (13,345)    $ 8.00 - $11.03         $10.29
                                                  -------
   Outstanding at December 31, 1997 .........     424,245     $ 8.00 - $16.41         $10.21
                                                  =======

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 and 1997 was approximately nine years and eight years, respectively.

     A total of 365,000 and 465,000 shares of common stock were reserved for issuance under the 1995 Stock Option Plan and the acquisition warrant (see Note
3) at December 31, 1996 and 1997, and the acquisition options (see Note 3) at December 31, 1996.

     Pro forma information regarding net income (loss) is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee share options under the fair value method. The fair value for options granted ($0 for 1995, 1996 and 1997) was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1995, 1996 and 1997: a risk-free interest rate of 5.6%, 5.6% and 6.3%, respectively; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

                        ARCUS TECHNOLOGY SERVICES, INC.

6. Income Taxes

     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                       December 31,
                                                                              -------------------------------
                                                                                    1996             1997
                                                                              -------------   ---------------
   Deferred tax assets:
    Stock compensation ..............................................          $       --     $  3,163,000
    Accrued liabilities .............................................             166,000          409,000
    Other ...........................................................              14,000           97,000
                                                                               ----------     ------------
                                                                                  180,000        3,669,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired and other assets .........            (455,000)        (875,000)
    Property and equipment ..........................................             (46,000)        (161,000)
                                                                               ----------     ------------
                                                                                 (501,000)      (1,036,000)
                                                                               ----------     ------------
   Net deferred tax assets (liabilities) ............................          $ (321,000)    $  2,633,000
                                                                               ==========     ============

     Current deferred tax assets totaling $180,000 and $421,000 as of December 31, 1996 and 1997, respectively, are included in prepaid expenses and other current assets on the consolidated balance sheets.

     The components of the provision (benefit) for income taxes are as follows:



                                             Seven-months     Five-months
                                                Ended            Ended          Year Ended      Year Ended
                                               July 31,       December 31,     December 31,    December 31,
                                                 1995             1995             1996            1997
                                            --------------   --------------   --------------   ---------------
   Current:
    Federal ..............................   $1,532,000        $ 678,500       $1,337,000     $  1,648,000
    State ................................      444,000          176,000          410,000          479,000
                                             ----------        ---------       ----------     ------------
                                              1,976,000          854,500        1,747,000        2,127,000
   Deferred ..............................     (124,000)         (47,000)         237,000       (2,823,000)
                                             ----------        ---------       ----------     ------------
                                             $1,852,000        $ 807,500       $1,984,000     $   (696,000)
                                             ==========        =========       ==========     ============

     The effective tax rates differ from the federal statutory rates primarily as a result of the following:


                                              Seven-months      Five-months
                                                  Ended            Ended         Year Ended       Year Ended
                                                July 31,       December 31,     December 31,     December 31,
                                                  1995             1995             1996             1997
                                             --------------   --------------   --------------   -------------
   Federal tax at statutory rate .........         34.0%            34.0%            34.0%           (34.0)%
   State tax provision ...................          6.6              6.2              6.0            ( 3.8)
   Goodwill amortization .................           --               --               --              8.3
   Other non-deductible expenses .........          1.4              3.1              3.6              3.8
                                                   ----             ----             ----            -----
                                                   42.0%            43.3%            43.6%           (25.7)%
                                                   ====             ====             ====            =====

     Cash payments for income taxes during the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995, the year ended December 31, 1996 and the year ended December 31, 1997, were $1,961,000, $720,000, $609,000, and $804,000, respectively.

                        ARCUS TECHNOLOGY SERVICES, INC.

7. Retirement Plans

     On August 1, 1995, the Company adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of the Company and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st and July 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. The Company matches one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, and $185,000, for the five-month period ended December 31, 1995, and the years ended December 31, 1996 and 1997, respectively. Company matching expense relating to a similar plan of the Predecessor's former parent was $75,000 for the seven-month period ended July 31, 1995. The Company may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. The Company provided for a voluntary contribution in 1995, 1996, and 1997, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the five-month period ended December 31, 1995, and the years ended December 31, 1996 and 1997 was $147,000, $427,000, and $532,000, respectively. The
Predecessor had voluntary contribution expense for the seven-month period ended July 31, 1995 of $212,000.


8. Related Party Transactions

     During the seven-month period ended July 31, 1995, the Predecessor's parent provided management, accounting and other administrative services to the Company. The cost of such services is based upon standard charges for the Company's relative use of the underlying services compared to the Parent's other operating companies. Charges for these services were $255,000 for the seven-month period ended July 31, 1995. During the seven-month period ended July 31, 1995, insurance was purchased by the Predecessor's parent for the parent's consolidated group. Policy premiums were charged to each company based upon relative payroll, revenue, vehicles, property values or losses, depending on the type of insurance coverage.

     The Company leases twelve of its facilities from its former parent, a stockholder of the Company (Note 9). The Company paid rental expense to its former parent of $766,000, $554,000, $1,361,000 and $1,375,000 for the
seven-month period ended July 31, 1995, the five-month period ended December 31, 1995, and the years ended December 31, 1996 and 1997, respectively.

     In January 1997, an employee of the Company purchased 907 shares of the Company's common stock for $11.03 per share.


9. Commitments and Contingencies

     As of December 31, 1997, the Company leases 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1997, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1997. These two leases each have fifteen-year terms that commenced during 1998. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. The Company has an irrevocable letter of credit of $50,000 expiring on April 9, 1998 that supports an office lease obligation. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $2,293,000, $1,578,000, $4,409,000 and
$5,844,000 for the seven-month period ended July 31, 1995, the five-month period ended December 31, 1995, and the years ended December 31, 1996 and 1997, respectively.

                        ARCUS TECHNOLOGY SERVICES, INC.

9. Commitments and Contingencies (continued)

     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1997 are as follows:


   1998 .................................   $ 5,791,865
   1999 .................................     5,273,024
   2000 .................................     4,716,059
   2001 .................................     3,696,412
   2002 .................................     3,227,004
   Thereafter ...........................    20,983,452
                                            -----------
   Total minimum lease payments .........   $43,687,816
                                            ===========

10. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment:


                                                    Seven-months      Five-months
                                                        Ended            Ended          Year Ended        Year Ended
                                                      July 31,       December 31,      December 31,      December 31,
                                                        1995             1995              1996              1997
                                                   --------------   --------------   ---------------   ---------------
                                                    (Predecessor)
   Revenues
   Data security ...............................    $ 24,964,319     $ 19,867,759     $ 53,145,334      $ 60,735,198
   Technical staffing ..........................         713,645          810,599       12,997,907        35,033,443
   Intercompany eliminations ...................              --               --         (161,865)         (423,836)
                                                    ------------     ------------     ------------      ------------
   Total revenues ..............................    $ 25,677,964     $ 20,678,358     $ 65,981,376      $ 95,344,805
                                                    ============     ============     ============      ============
   Cost of Services Rendered
   Data security ...............................    $ 10,874,499     $  8,929,784     $ 23,554,642      $ 27,378,174
   Technical staffing ..........................         470,654          520,997        9,344,976        26,368,597
   Intercompany eliminations ...................              --               --         (161,865)         (423,836)
                                                    ------------     ------------     ------------      ------------
   Total costs of services rendered ............    $ 11,345,153     $  9,450,781     $ 32,737,753      $ 53,322,935
                                                    ============     ============     ============      ============
   Depreciation and Amortization
   Data security ...............................    $  1,431,684     $  1,488,093     $  3,907,825      $  4,434,903
   Technical staffing ..........................              --            1,575          219,586         1,196,860
   Corporate ...................................         100,527          111,796          309,118           385,735
                                                    ------------     ------------     ------------      ------------
   Total depreciation and amortization .........    $  1,532,211     $  1,601,464     $  4,436,529      $  6,017,498
                                                    ============     ============     ============      ============
   Operating Income
   Data security ...............................    $  5,958,390     $  4,629,540     $ 12,149,565      $ 11,120,396
   Technical staffing ..........................         242,991          114,709          442,812        (3,109,843)
   Corporate ...................................      (2,131,681)      (1,750,370)      (5,377,135)       (7,401,862)
                                                    ------------     ------------     ------------      ------------
   Total operating income ......................    $  4,069,700     $  2,993,879     $  7,215,242      $    608,691
                                                    ============     ============     ============      ============

                        ARCUS TECHNOLOGY SERVICES, INC.

10. Business Segments (continued)


                                           Seven-months      Five-months
                                               Ended            Ended         Year Ended       Year Ended
                                             July 31,       December 31,     December 31,     December 31,
                                               1995             1995             1996             1997
                                          --------------   --------------   --------------   -------------
                                           (Predecessor)
   Capital Expenditures
   Data security ......................     $1,785,025       $2,115,127      $ 4,363,670     $ 3,209,003
   Technical staffing .................             --           43,662          317,302         782,593
   Corporate ..........................         46,140          131,806          599,201         133,047
                                            ----------       ----------      -----------     -----------
   Total Capital expenditures .........     $1,831,165       $2,290,595      $ 5,280,173     $ 4,124,643
                                            ==========       ==========      ===========     ===========
   Identifiable Assets
   Data security ......................                                      $85,687,540     $93,126,124
   Technical staffing .................                                        2,041,337       3,613,296
   Corporate ..........................                                          728,871         619,420
                                                                             -----------     -----------
   Total identifiable assets ..........                                      $88,457,748     $97,358,840
                                                                             ===========     ===========

11. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the 1996 and 1997 acquisitions described in Note 3 occurred on January 1, 1996.



                                                                                Year Ended December 31,
                                                                           --------------------------------
                                                                                 1996             1997
                                                                           --------------   ---------------
   Revenues ...........................................................      $89,208,750    $101,006,182
                                                                             ===========    ============
   Operating income ...................................................      $ 9,524,802    $  1,102,135
                                                                             ===========    ============
   Net income (loss) ..................................................      $ 3,377,656    $ (1,793,259)
                                                                             ===========    ============

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997 (the "Pro Forma Balance Sheet") has been prepared based upon the historical condensed consolidated balance sheet of Iron Mountain as of December 31, 1997 and the balance sheets as of December 31, 1997 of the acquisitions consummated after December 31, 1997 (the "1998 Acquisitions"), and gives effect to: (i) the 1998 Acquisitions and (ii) the Offering and the application of the net proceeds therefrom as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" as if each had occurred as of December 31, 1997. The Pro Forma
Balance Sheet does not give effect to the InterMation Merger. The following Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 (the "Pro Forma Statement of Operations," together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") gives effect to each of the above transactions and to: (iii) the acquisitions consummated after December 31, 1996 and prior to December 31, 1997 (the "1997 Acquisitions"); (iv) the Credit Agreement; and (v) the sale of the 1997 Notes, as if each had occurred as of January 1, 1997. The transactions described in clauses (i) through (v) above are collectively referred to herein as the "Transactions." Pro forma adjustments are described in the accompanying notes.

    The Pro Forma Financial Statements assume that the net proceeds from the Offering to be used for the repayment of indebtedness will be used to repay indebtedness outstanding under the Credit Agreement and not to redeem a portion of the 1996 Notes. If the Company elects to redeem the maximum permitted aggregate principal amount of the 1996 Notes with the net proceeds of the Offering, then the Company would record, in the quarter in which the redemption occurs, an extraordinary charge of approximately $7 million (before a tax benefit of approximately $3 million) from the early retirement of debt. Such extraordinary charge would consist of a redemption premium of approximately $5 million and the write-off of unamortized deferred financing costs of approximately $2 million. The impact of the Pro Forma Balance Sheet would not be material.

     The Pro Forma As Adjusted results of operations for the year ended December 31, 1997 gives effect to the Transactions and to integration adjustments related to certain identified cost savings that management believes would have been realized had the Recent Acquisitions been fully integrated as of January 1, 1997.

      The Pro Forma Statement of Operations does not include: (i) results of operations for the year ended December 31, 1997, or pro forma adjustments, for the InterMation Merger, which had revenues of $7.2 million for 1997; (ii) results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Record Masters and Arcus in 1997, which had aggregate revenues of $6.6 million for the period in 1997 prior to the date of acquisition; and (iii) results of operations prior to the date of acquisition, or pro forma adjustments, for Data Recovery Services, Inc., Critical Files Security, Inc. and Willamette Archives, Inc. (the "Excluded Acquisitions") because the impact of the Excluded Acquisitions (which in the aggregate represent less than 1% of pro forma revenues) is immaterial to such statements. In addition, the Pro Forma Statement of Operations does not reflect one disposition by Arcus in June 1997, which is immaterial to such statements. See "Overview" in the accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

     The following Pro Forma Statement of Operations is not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1997, nor does it purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions consummated by the Company since January 1, 1997 (the "Recent Acquisitions"). In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

    The pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Financial Statements and the Notes thereto included elsewhere or incorporated by reference in this filing.

                          IRON MOUNTAIN INCORPORATED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                (In thousands)
                                  (Unaudited)



                                                    Historical      1998 Acquisitions
                                                       Iron      ----------------------        Pro Forma           Pro Forma
                                                     Mountain       Arcus       Other         Adjustments        Iron Mountain
                                                   -----------   ----------   ---------   -------------------   --------------
Assets
Current Assets .................................    $ 81,927      $21,147      $1,870         $  (23,083)(A)       $ 81,861
Property, Plant and Equipment, net .............     183,898       16,191       1,362              3,124 (A)        204,575
Goodwill, net ..................................     340,852       56,862          --             83,323 (A)        481,037
Other Long-term Assets .........................      30,109        3,159           2                975 (A)         34,245
                                                    --------      -------      ------         ----------           --------
  Total Assets .................................    $636,786      $97,359      $3,234         $   64,339           $801,718
                                                    ========      =======      ======         ==========           ========
Liabilities and Stockholders' Equity
Current Liabilities ............................    $ 55,753      $20,248      $  446         $   (5,146)(B)       $ 71,301
Long-term Debt, net of Current Portion .........     424,498       38,888          --            (36,135)(B)        427,251
Deferred Rent ..................................       8,202           --          --                 --              8,202
Deferred Income Taxes ..........................       5,264           --          --                 --              5,264
Other Long-term Liabilities ....................       5,336          379          --              1,000 (B)          6,715
Stockholders' Equity ...........................     137,733       37,844       2,788            104,620 (B)        282,985
                                                    --------      -------      ------         ----------           --------
  Total Liabilities and Stockholders' Equity        $636,786      $97,359      $3,234         $   64,339           $801,718
                                                    ========      =======      ======         ==========           ========

The accompanying Notes are an integral part of these pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                     (In thousands, except per share data)
                                  (Unaudited)



                                                                                                                  Pro Forma
                                       Historical                                    Pro Forma                   As Adjusted
                                          Iron           Recent        Pro Forma       Iron       Integration       Iron
                                        Mountain    Acquisitions(1)   Adjustments   Mountain(2)  Adjustments(3)  Mountain(2)(3)
                                      ------------ ----------------  -------------- ------------ --------------- --------------
Revenues:
 Storage ............................   $125,968        $ 93,088      $     --      $219,056        $    --       $219,056
 Service and Storage Material
  Sales .............................     82,797          63,909            --       146,706             --        146,706
                                        --------        --------      --------      --------        -------       --------
   Total Revenues ...................    208,765         156,997            --       365,762             --        365,762
Operating Expenses:
 Cost of Sales (Excluding
  Depreciation) .....................    106,879          81,020          (499)(C)   187,400         (1,240)(I)    186,160
 Selling, General and
  Administrative ....................     51,668          54,199        (8,867)(D)    97,000         (6,508)(J)     90,492
 Depreciation and
  Amortization ......................     27,107           9,995         5,859 (E)    42,961             --         42,961
                                        --------        --------      --------      --------        -------       --------
   Total Operating Expenses .........    185,654         145,214        (3,507)      327,361         (7,748)       319,613
                                        --------        --------      --------      --------        -------       --------
Operating Income ....................     23,111          11,783         3,507        38,401          7,748         46,149
Interest Expense, net ...............     27,712           5,979         8,017 (F)    41,708             --         41,708
                                        --------        --------      --------      --------        -------       --------
Income (Loss) Before Provision
 (Benefit) for Income Taxes .........     (4,601)          5,804        (4,510)       (3,307)         7,748          4,441
Provision (Benefit) for Income
 Taxes ..............................        (80)            694         2,458 (G)     3,072          3,099 (K)      6,171
                                        --------        --------      --------      --------        -------       --------
Net Income (Loss) ...................   $ (4,521)       $  5,110      $ (6,968)     $ (6,379)       $ 4,649       $ (1,730)
                                        ========        ========      ========      ========        =======       ========
Net Loss per Common Share--
 Basic and Diluted ..................   $  (0.39)                                   $  (0.36)                     $  (0.10)
                                        ========                                    ========                      ========
Weighted Average Common
 Shares Outstanding .................     11,448                         6,390 (H)    17,838                        17,838
                                        ========                      ========      ========                      ========
EBITDA ..............................   $ 50,218        $ 21,778      $  9,366      $ 81,362        $ 7,748       $ 89,110

----------------------
(1) See Schedule A for detail of the Recent Acquisitions.

(2) The Pro Forma Statement of Operations does not include: (i) results of operations for the year ended December 31, 1997, or pro forma adjustments, for the InterMation Merger, which had revenues of $7.2 million for 1997, and (ii) results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Record Masters and Arcus in 1997, which had aggregate revenues of $6.6 million for the period in 1997 prior to the date of acquisition. Giving effect to such acquisitions, including the InterMation Merger, revenues would have increased $13.8 million to $379.6 million. In addition, the Pro Forma Statement of Operations does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the Excluded Acquisitions (which in the aggregate represent less than 1% of pro forma revenues) or reflect one disposition by Arcus in June 1997, because their impact is immaterial to such statements. See "Overview--Recent Acquisitions" in the accompanying Notes.


(3) Gives effect to certain identified cost savings that the Company believes would have been realized had the Recent Acquisitions been fully integrated as of January 1, 1997 relating primarily to: (i) termination of specific employees and related net reductions in compensation expense; (ii) closure of redundant facilities and related net reductions in occupancy costs; and
    (iii) the elimination of related party expenses, management fees and compensation expenses in excess of amounts that would have been incurred by the Company.


              The accompanying Notes are an integral part of these
                         pro forma financial statements.

                                                                     Schedule A

                          IRON MOUNTAIN INCORPORATED
                        SCHEDULE OF RECENT ACQUISITIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                (In thousands)
                                  (Unaudited)



                                                    1997 Acquisitions(1)                        1998 Acquisitions
                           ------------------------------------------------------------------- -----------------------    Total
                                                                           Record                                         Recent
                            Safesite     DSI     FileSafe   Allegiance   Masters(2)    Other       Arcus(3)     Other  Acquisitions
                           ---------- --------- ---------- ------------ ------------ --------- --------------- ------- ------------
Revenues:
 Storage .................. $ 4,198    $2,862     $5,254      $1,625       $18,999    $4,550     $   51,607     $3,993    $ 93,088
 Service and Storage
  Material Sales ..........   6,034       595      3,419       1,132         4,012     2,831         43,738      2,148      63,909
                            -------    ------     ------      ------       -------    ------     ----------     ------    --------
   Total Revenues .........  10,232     3,457      8,673       2,757        23,011     7,381         95,345      6,141     156,997
Operating Expenses:
 Cost of Sales
  (Excluding
  Depreciation) ...........   5,111        --      3,019       1,378        11,813     3,124         53,323      3,252      81,020
 Selling, General and
  Administrative ..........   4,460     2,840      1,497         580         5,493     2,579         35,396(4)   1,354      54,199
 Depreciation and
  Amortization ............     397       368        289         149         2,067       454          6,017        254       9,995
                            -------    ------     ------      ------       -------    ------     ------------   ------    --------
   Total Operating
    Expenses ..............   9,968     3,208      4,805       2,107        19,373     6,157         94,736      4,860     145,214
                            -------    ------     ------      ------       -------    ------     ------------   ------    --------
Operating Income ..........     264       249      3,868         650         3,638     1,224            609      1,281      11,783
Interest (Income) Expense        26       327        142         (31)        1,910       281          3,317          7       5,979
                            -------    ------     ------      ------       -------    ------     ------------   ------    --------
Income (Loss) Before
 Provision (Benefit) for
 Income Taxes .............     238       (78)     3,726         681         1,728       943         (2,708)     1,274       5,804
Provision (Benefit) for
 Income Taxes .............      77        --         --          28         1,267         6           (696)        12         694
                            -------    ------     ------      ------       -------    ------     ------------   ------    --------
Net Income (Loss) ......... $   161    $  (78)    $3,726      $  653       $   461    $  937     $   (2,012)    $1,262    $  5,110
                            =======    ======     ======      ======       =======    ======     ============   ======    ========
EBITDA .................... $   661    $  617     $4,157      $  799       $ 5,705    $1,678     $    6,626     $1,535    $ 21,778

----------------------
(1) Represents historical results of operations for each of the 1997 Acquisitions for the period in 1997 prior to its acquisition by the Company. See "Overview--Recent Acquisitions" in the accompanying Notes.

(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for an acquisition completed by Record Masters in 1997. Giving effect to such acquisition, revenues would have increased
    $0.9 million to $23.9 million. See "Overview--Recent Acquisitions" in the accompanying Notes.

(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for an acquisition completed by Arcus in 1997. Giving effect to such acquisition, revenues would have increased $5.7 million to $101.0 million. See "Overview--Recent Acquisitions" in the accompanying Notes.

(4) Includes $8.1 million of stock compensation expense directly attributable to the Arcus Merger.



              The accompanying Notes are an integral part of these
                         pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

Overview


Recent Acquisitions

     In January 1997, Iron Mountain acquired Security Archives II, Inc. and Security Archives of MSP, Inc. In February 1997, Iron Mountain acquired the records management business of Wellington Financial Services, Inc. (d/b/a Michigan Data Storage) and Data Recovery Services, Inc. In March 1997, Iron Mountain acquired CBD Security Archives, Inc. ("CBD"). In April 1997, Iron Mountain acquired Chicago Data Destruction Corporation ("CDDC") and Critical Files Security, Inc. In May 1997, Iron Mountain acquired Business Records Center, Inc. and Willamette Archives, Inc. In June 1997, Iron Mountain acquired Safesite and certain related real estate for $62.0 million, including $45.0 million in aggregate fair value of Common Stock and options to purchase Common Stock and the balance in cash. In July 1997, Iron Mountain acquired Data Archives, Ltd. ("DAL"), Archives Express, Inc. ("AEI") and File Pro L.C. In August 1997, Iron Mountain acquired Concorde Group, Inc. In September 1997, Iron Mountain acquired Data Securities International, Inc. ("DSI"). In October 1997, Iron Mountain acquired Records Retention/FileSafe, L.P. ("FileSafe") for $45.1 million in cash and assumed debt, Allegiance Business Archives, Ltd. ("Allegiance") for $8.7 million in cash and Records Management Systems, Inc. In November 1997, Iron Mountain acquired Record Masters for $85.3 million, including $36.0 million in fair value of Common Stock and the balance in cash and assumed debt.(1) The aggregate purchase price of the businesses and certain related real estate acquired in 1997, excluding Safesite, FileSafe, Allegiance and Record Masters, was $78.7 million, including $7.9 million in aggregate fair value of Common Stock and options to purchase Common Stock.

     In January 1998, Iron Mountain acquired Arcus Group for $153.7 million, including $55.1 million in aggregate fair value of Common Stock and options to acquire Common Stock and the balance in cash and assumed debt.(2) Additionally, in January 1998, Iron Mountain acquired Records Venture One, Inc. (d/b/a Information Management Consultants of Arizona), Midwest Records Management (a division of I-GO Van & Storage Co.) and Bekins Records Management (a division of Bekins Van & Storage, Inc.). In February 1998, Iron Mountain acquired Sloan Vaults, Inc. (d/b/a The Vault). The aggregate purchase price of the businesses and certain related real estate acquired in 1998, excluding Arcus Group, was $13.2 million.


Pending Acquisition

     In February 1998, the Company entered into an Agreement and Plan of Merger with InterMation, as a result of which InterMation will be merged with and into a subsidiary of the Company. The Company will pay aggregate consideration equal to approximately $28 million in connection with the InterMation Merger, including approximately $18 million in the form of Common Stock (subject to certain adjustments) and the balance in cash and assumed debt. InterMation had revenues of $7.2 million for the year ended December 31, 1997. The InterMation Merger is subject to customary conditions, and no assurance can be given that it will be completed. The InterMation Merger, if consummated, will be accounted for as a purchase.





----------------------
(1) In June 1997, Record Masters completed the acquisition of MKC, Inc. ("MKC"), a medical records management company. The results of operations of MKC prior to the date of acquisition are not included in the Pro Forma Statement of Operations. For the five months ended May 31, 1997, MKC had revenues of $0.9 million.

(2) In August 1997, Arcus completed the acquisition of an IT staffing business. The results of operations for such IT staffing business prior to the date of acquisition are not included in the Pro Forma Statement of Operations. For the period in 1997 prior to the date of acquisition, such IT staffing business had revenues of $5.7 million.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Continued)

Balance Sheet

     The aggregate consideration paid for the Recent Acquisitions was $446.7 million, consisting of $144.0 million in aggregate fair value of Common Stock and options to purchase Common Stock and $302.7 million in cash and assumed debt (not including up to $1.9 million of contingent payments based upon the achievement of certain revenue targets). The excess of the purchase price over the book value of the net assets acquired for each of the acquisitions has been allocated to tangible and intangible assets, based on the Company's estimate of the fair value of the net assets acquired. The allocation of the aggregate purchase price is illustrated below (in millions):


   1997 Acquisitions:
    Current Assets ...........................................    $  14.8
    Property, Plant and Equipment ............................       46.9
    Other Long-term Assets ...................................        6.6
    Current Liabilities ......................................      (21.9)
    Deferred Income Taxes ....................................      ( 1.7)
    Other Long-term Liabilities ..............................      ( 1.3)
    Goodwill .................................................      234.1
    Purchase Price of Excluded Acquisitions ..................        2.3
                                                                  -------
     Purchase Price of 1997 Acquisitions .....................                 $  279.8

   1998 Acquisitions:
    Current Assets ...........................................    $  21.0
    Property, Plant and Equipment ............................       20.7
    Other Long-term Assets ...................................        3.7
    Current Liabilities ......................................      (15.5)
    Long-term Debt, net of Current Portion ...................      ( 2.8)
    Other Long-term Liabilities ..............................      ( 1.4)
    Goodwill .................................................      141.2
                                                                  -------
     Purchase Price of 1998 Acquisitions .....................                    166.9
                                                                               --------
     Total Purchase Price of the Recent Acquisitions .........                 $  446.7
                                                                               ========

     The Recent Acquisitions are assumed to be financed with Common Stock, options to purchase Common Stock, the Credit Agreement, the 1997 Notes and the Offering as follows (in millions):


   1997 Acquisitions:
    Fair Value of Common Stock Issued .........................    $  85.9
    Fair Value of Options Granted .............................        3.1
    Proceeds from the 1997 Notes ..............................      190.8
                                                                   -------
     Purchase Price of 1997 Acquisitions ......................                 $  279.8

   1998 Acquisitions:
    Fair Value of Common Stock Issued .........................    $  39.4
    Fair Value of Options Granted .............................       15.7
    Proceeds from the Offering ................................       90.2
    Proceeds from the 1997 Notes ..............................       21.6
                                                                   -------
     Purchase Price of 1998 Acquisitions ......................                    166.9
                                                                                --------
      Total Purchase Price of the Recent Acquisitions .........                 $  446.7
                                                                                ========

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Continued)

Balance Sheet (continued)

    The accompanying Pro Forma Balance Sheet has been prepared as if the 1998 Acquisitions and the Offering and the application of the net proceeds therefrom as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" had occurred as of December 31, 1997 and reflects the following pro forma adjustments:

   (A) Pro forma adjustments to Assets consist of the following (in millions, except share data):


                                                                               Property,                    Other
                                                                  Current      Plant and                  Long-term
                                                                   Assets      Equipment     Goodwill      Assets
                                                                -----------   -----------   ----------   ----------
 Acquisition Adjustments:
 Reverse assets of acquired companies not purchased .........    $   (1.9)      $   --       $  (1.0)      $  --
 Record estimated fair value of assets of acquired
   companies ................................................         0.4          3.1            --         1.0
 Reverse goodwill of acquired companies not
   purchased ................................................          --           --         (56.9)         --
 Record goodwill related to acquired companies ..............          --           --         141.2          --
                                                                 --------       ------       -------       -----
     Total Acquisition Adjustments ..........................      (  1.5)         3.1          83.3         1.0
                                                                 --------       ------       -------       -----
 Use of Proceeds Adjustments:
 Record net proceeds from the Offering (assuming
   3,000,000 shares of Common Stock issued at
   $32.00 per share, net of discounts and expenses
   of $5.8 million) .........................................        90.2           --            --          --
 Record use of the net proceeds from the Offering
   and the 1997 Notes to finance the 1998
   Acquisitions .............................................      (111.8)          --            --          --
                                                                 --------       ------       -------       -----
     Total Use of Proceeds Adjustments ......................      ( 21.6)          --            --          --
                                                                 --------       ------       -------       -----
     Total Pro Forma Adjustments ............................    $  (23.1)      $  3.1       $  83.3       $ 1.0
                                                                 ========       ======       =======       =====

   (B) Pro Forma adjustments to Liabilities and Stockholders' Equity consist of the following (in millions):


                                                                                               Other
                                                                Current       Long-term      Long-term      Stockholders'
                                                              Liabilities        Debt       Liabilities        Equity
                                                             -------------   -----------   -------------   --------------
 Acquisition Adjustments:
 Reverse liabilities and equity not assumed in
   connection with the 1998 Acquisitions .................    $    (6.8)       $ (36.1)       $   --         $  (40.7)
 Record purchase reserves and estimated fair value of
   liabilities of acquired companies .....................          1.7             --           1.0               --
 Record Common Stock and options issued to finance
   the 1998 Acquisitions .................................           --             --            --             55.1
                                                              ---------        -------        ------         --------
     Total Acquisition Adjustments .......................      (   5.1)         (36.1)          1.0             14.4
                                                              ---------        -------        ------         --------
 Use of Proceeds Adjustments:
 Record estimated net proceeds from the Offering .........           --             --            --             90.2
                                                              ---------        -------        ------         --------
     Total Use of Proceeds Adjustments ...................           --             --            --             90.2
                                                              ---------        -------        ------         --------
     Total Pro Forma Adjustments .........................    $    (5.1)       $ (36.1)       $  1.0         $  104.6
                                                              =========        =======        ======         ========

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Continued)

Statement of Operations

     Storage revenues consist of periodic charges related to the storage of materials. Service and storage material sales revenues consist of charges for related service activities and the sale of storage materials. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities.


Pro Forma Adjustments

     The accompanying Pro Forma Statement of Operations has been prepared as if the Transactions had occurred as of January 1, 1997 and reflects the following pro forma adjustments:

     (C) To reduce cost of sales to eliminate rent expense for facilities purchased by the Company as part of certain acquisitions that would not have been incurred had such acquisitions occurred as of January 1, 1997. All such facilities had been previously owned by affiliates of the acquired companies.

     (D) To reverse stock compensation expense directly attributable to the Arcus Merger and to conform the accounting policies of certain acquired companies to those of the Company with respect to the capitalization of costs for software developed for internal use.

     (E) To reflect additional depreciation expense based on the fair value of the assets acquired and the remaining useful lives and the amortization of goodwill. Property and equipment are depreciated over three to 50 years, goodwill is amortized over 25 to 30 years, software is amortized over three years and covenants not-to-compete are amortized over two to five years on a straight-line basis. Such depreciation and amortization may change upon final determination of the fair value of the net assets acquired.

     (F) Pro forma adjustments to Interest Expense consist of the following (in millions):


     Acquisition Adjustments:
     Reverse interest expense on debt retired or not assumed ..........................     $ (5.8)

     Use of Proceeds Adjustments:
     Reverse interest expense on debt of the Company retired with proceeds of the 1997
       Notes and the Offering .........................................................       (4.4)
     Record interest expense relating to the 1997 Notes including amortization of
       deferred financing costs .......................................................       18.3
     Record amortization of deferred financing costs related to the Credit Agreement .         0.1
     Record interest income on excess cash balance of $3.9 million at an assumed rate
       of 5.75% per annum .............................................................       (0.2)
                                                                                            ------
       Total Acquisition and Use of Proceeds Adjustments ..............................     $  8.0
                                                                                            ======

     (G) To adjust the provision for income taxes to a 40% rate on pro forma income before amortization related to approximately $231 million of nondeductible goodwill and other nondeductible expenses.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Continued)



Statement of Operations (continued)

     (H) To adjust the pro forma weighted average common shares outstanding as if the Transactions had occurred as of January 1, 1997. The number of shares of Common Stock issued, or assumed to be issued, and the adjustments are as follows (in thousands):


                                                       Total         Adjustments to
                                                     Number of          Weighted
     Transactions                                  Shares Issued     Average Shares
     ------------                                 ---------------   ---------------
     Offering .................................        3,000             3,000
     Safesite .................................        1,770               785
     DSI ......................................          227               152
     Record Masters ...........................        1,202               998
     Arcus ....................................        1,438             1,438
     Other ....................................           35                17
                                                       -----             -----
       Total shares issued, or assumed to be
         issued, for the Transactions .........        7,672             6,390
                                                       =====             =====

Integration Adjustments

     The integration adjustments relate to certain cost savings that management believes would have been realized had the Recent Acquisitions been fully integrated as of January 1, 1997. The accompanying pro forma as adjusted statement of operations for the year ended December 31, 1997 has been prepared as if the Transactions had occurred as of January 1, 1997 and reflect the following adjustments:

     (I) To reduce cost of sales to eliminate specific expenses that would not have been incurred had such acquisitions occurred as of January 1, 1997. Such cost savings relate to: (i) the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) a reduction in certain occupancy costs for facilities the Company will vacate following the completion of certain acquisitions; and (iii) a reduction in rent expense to reflect new or amended leases for certain facilities of acquired companies. Additional cost savings that the Company expects to realize through integration of the Recent Acquisitions into the Company's operations have not been reflected herein.

     (J) To adjust specific selling, general and administrative expenses had such acquisitions occurred as of January 1, 1997. Such adjustments relate to:
(i) cost savings from the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) cost savings from the elimination of related party expenses, management fees and compensation expenses in excess of amounts that would have been incurred by the Company; and
(iii) additional compensation and benefit expenses that would have been incurred by the Company.

     (K) To adjust the provision for income taxes to a 40% rate on pro forma income before amortization related to approximately $231 million of nondeductible goodwill and other nondeductible expenses.

(c) Exhibits

Exhibit No.                Item
----------                 ----

10.1                  Iron Mountain/UAC 1995 Stock Option Plan
10.2                  Iron Mountain/ATSI 1995 Stock Option Plan
12                    Statement of the Calculation of Ratio of Earnings to Fixed Charges
21                    Subsidiaries of the Company
23.1                  Consent of Arthur Andersen LLP (Iron Mountain Incorporated)
23.2                  Consent of Ernst & Young LLP (Arcus Technology Services, Inc.)
27                    Financial Data Schedule


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  IRON MOUNTAIN INCORPORATED
                                  (Registrant)



                                  By:  /S/ Jean A. Bua
                                       ---------------------------------------
                                       Jean A. Bua
                                       Vice President and Corporate Controller


Date: March 9, 1998